EXECUTION





                                  DOCUNET INC.




                            ASSET PURCHASE AGREEMENT
                              FOR CERTAIN ASSETS OF
                             SPAULDING COMPANY, INC.




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                                TABLE OF CONTENTS

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PRELIMINARY STATEMENTS............................................................................................1

ARTICLE 1 - CERTAIN DEFINITIONS...................................................................................1

ARTICLE 2 - SALE AND PURCHASE OF ASSETS; CONSIDERATION;
                    ASSUMPTION OF LIABILITIES....................................................................10

         2.1.  Agreement to Sell and Purchase Assets.............................................................10
         2.2.  [Intentionally omitted]...........................................................................11
         2.3.  Consideration and Payment.........................................................................11
         2.4.  Payment of Purchase Price.........................................................................14
         2.5.  Allocation of Purchase Price......................................................................14
         2.6.  Assumption of Liabilities.........................................................................14
         2.7.  Retention of Purchase Price.......................................................................15

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER
                    AND SHAREHOLDER..............................................................................15

         3.1.  Organization; Qualification; Good Standing........................................................15
         3.2.  Authorization for Agreement.......................................................................16
         3.3.  Ownership; Subsidiaries and Affiliates............................................................16
         3.4.  Enforceability....................................................................................17
         3.5.  Legal Proceedings and Orders......................................................................17
         3.6.  Title to the Purchased Assets and Related Matters.................................................17
         3.7.  Compliance with Laws..............................................................................18
         3.8.  Labor Matters.....................................................................................18
         3.9.  Employee Benefit Plans............................................................................19
         3.10.  Financial Statements.............................................................................21
         3.11.  Absence of Undisclosed Liabilities...............................................................22
         3.12.  Real Property....................................................................................22
         3.13.  Tangible Personal Property.......................................................................23
         3.14.  Contracts........................................................................................24
         3.15.  Insurance........................................................................................26
         3.16.  Proprietary Rights...............................................................................27
         3.17.  Environmental Matters............................................................................27
         3.18.  Permits..........................................................................................28
         3.19.  Regulatory Filings...............................................................................28
         3.20.  Taxes and Tax Returns............................................................................29
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         3.21.  Affiliate Transactions...........................................................................30
         3.22.  [Intentionally omitted.].........................................................................30
         3.23.  Receivables......................................................................................30
         3.24.  Solvency.........................................................................................30
         3.25.  Officers and Directors...........................................................................31
         3.26.  Broker's or Finders..............................................................................31
         3.27.  No Other Agreements to Sell Assets...............................................................32
         3.28.  Customers........................................................................................32
         3.29.  Investment Company...............................................................................32
         3.30.  Absence of Changes...............................................................................32
         3.31.  Accuracy and Completeness of Information.........................................................33

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................................34

         4.1.  Organization......................................................................................34
         4.2.  Authorization for Agreement.......................................................................34
         4.3.  Enforceability....................................................................................34
         4.4.  Litigation........................................................................................34
         4.5.  Broker's or Finders...............................................................................34

ARTICLE 5 - COVENANTS............................................................................................35

         5.1.  Good Faith........................................................................................35
         5.2.  Approvals.........................................................................................35
         5.3.  Cooperation; Access to Books and Records..........................................................35
         5.4.  Duty to Supplement................................................................................36
         5.5.  Information Required for Purchaser Financing Transactions.........................................37
         5.6.  Performance of Conditions.........................................................................37
         5.7.  Conduct of Business...............................................................................37
         5.8.  Negative Covenants................................................................................38
         5.9.  Exclusive Negotiation.............................................................................41
         5.10.  Public Announcements.............................................................................41
         5.11.  Amendment of Schedules...........................................................................41
         5.12.  Cooperation in Preparation of Registration Statement.............................................41
         5.13.  Examination of Final Financial Statement.........................................................43
         5.14.  Audit Opinion....................................................................................43
         5.15.  Compliance with the Hart-Scott-Rodino Antitrust Improvements
                  Act of 1976 (the "Hart-Scott Act").............................................................43
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         5.16.  Lease............................................................................................43

ARTICLE 6 - CONDITIONS PRECEDENT TO CLOSING......................................................................43

         6.1.  Conditions Precedent to Purchaser's Obligations...................................................43
         6.2.  Conditions Precedent to Seller's Obligations......................................................46

ARTICLE 7 - CLOSING..............................................................................................47

ARTICLE 8 - COVENANT NOT TO COMPETE..............................................................................48

         8.1.  Confidentiality...................................................................................48
         8.2.  Covenant Not To Compete...........................................................................49
         8.3.  Specific Enforcement; Extension of Period.........................................................50
         8.4.  Disclosure........................................................................................51
         8.5.  Interpretation....................................................................................51
         8.6.  Acknowledgment....................................................................................51

ARTICLE 9 - SURVIVAL.............................................................................................52

         9.1.  Survival of Representations, Warranties, Covenants and Agreements.................................52
         9.2.  [Intentionally omitted.]..........................................................................52
         9.3.  Underwriter's Benefit.............................................................................52

ARTICLE 10 - INDEMNIFICATION.....................................................................................53

         10.1.  Seller and Shareholder's Indemnification.........................................................53
         10.2.  Purchaser's Indemnification......................................................................54
         10.3.  Payment; Procedure for Indemnification...........................................................54
         10.4.  Equitable Contribution Under the Securities Act..................................................56
         10.5.  Exclusiveness of Indemnification.................................................................57
         10.6.  Limitations on Indemnification...................................................................57

ARTICLE 11 - TERMINATION AND REMEDIES............................................................................58

         11.1.  Termination......................................................................................58
         11.2.  Effect of Termination............................................................................58
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ARTICLE 12 - POST-CLOSING COVENANTS..............................................................................59

         12.1.  Further Cooperation..............................................................................59
         12.2.  Maintenance of Books and Records.................................................................59
         12.3.  By Seller and Shareholder........................................................................60
         12.4.  Use of Name......................................................................................60
         12.5.  [Intentionally omitted.].........................................................................60
         12.6.  Receivables......................................................................................60
         12.7.  Disclosure.......................................................................................60

ARTICLE 13 - TAXES RELATING TO PURCHASED ASSETS..................................................................61

ARTICLE 14 - MISCELLANEOUS.......................................................................................61

         14.1.  Notices..........................................................................................61
         14.2.  No Third Party Beneficiaries.....................................................................62
         14.3.  Schedules........................................................................................62
         14.4.  Expenses.........................................................................................62
         14.5.  Further Assurances...............................................................................63
         14.6.  Entire Agreement; Amendment......................................................................63
         14.7.  Section and Paragraph Titles.....................................................................63
         14.8.  Binding Effect...................................................................................63
         14.9.  Counterparts.....................................................................................63
         14.10.  Severability....................................................................................63
         14.11.  Governing Law...................................................................................63

SCHEDULES
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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (as amended or supplemented from time to time, this "Agreement") is hereby made this 9th day of September, 1997 by and among Spaulding Company, Inc. (the "Seller"), a Massachusetts corporation (the "Company"), Semco Industries, Inc., a Massachusetts corporation and the shareholder of the Seller ("Shareholder"), and DocuNet Inc., a Pennsylvania corporation (the "Purchaser").


                             PRELIMINARY STATEMENTS

     The Seller is engaged in the business of providing document management services. Semco owns one hundred percent (100%) of the issued and outstanding capital stock of the Seller. The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller substantially all of the Seller's assets that are used in or related to the operation of the Seller's document management, document software and related businesses (the "Business"), together with the goodwill related to the Business, in accordance with the provisions set forth in this Agreement. Except for those specific obligations and liabilities of the Seller expressly identified in this Agreement as Assumed Liabilities, the Purchaser is assuming none of the Seller's obligations or liabilities.

     IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

     1.1. [Intentionally omitted.]

     1.2. [Intentionally omitted.]

     1.3. Accrued Expenses shall mean, as of any date of determination, accrued expenses as would appear on a balance sheet of the Business as of such date prepared in accordance with GAAP, but specifically excluding any amounts payable to any of the Seller's or the Shareholder's Affiliates or to any of the Seller's or Shareholder's directors, officers or employees that is contingent upon or payable as a result of the transactions contemplated by this Agreement (including but not limited to any amounts payable on account of the matters set forth on Schedule 3.8).



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     1.4. Acquired Liabilities shall mean, as of the applicable date, Seller's
Payables, Accrued Expenses (less those accrued expenses to be retained by Seller as set forth on Schedule 1.4) and deferred revenues under service and maintenance agreements, as would appear on a balance sheet of the Company as of such date prepared in accordance with GAAP and incurred in the ordinary course of business consistent with past practices.

     1.5. Acquired Net Fixed Assets shall mean, as of the applicable date, the Seller's fixed assets as categorized on the Seller Balance Sheet reported in accordance with GAAP.

     1.6. Acquired Net Operating Assets shall mean, as of the applicable date, the Seller's (i) Acquired Net Fixed Assets plus the Seller's Current Assets, minus Seller's Acquired Liabilities, reported on the Seller Balance Sheet in accordance with GAAP.

     1.7. Acquired Net Working Capital shall mean, as of the applicable date, the Seller's Current Assets minus its Acquired Liabilities, as reported on the Seller Balance Sheet in accordance with GAAP.

     1.8. Affiliate shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) the spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, bothers-in-law, and sisters-in-law of the Person specified. For purposes of this definition and without limitation to the previous sentence, (x) "control" of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person owning more than ten percent (10%) or more of the voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

     1.9. Affiliate Transaction shall have the meaning set forth in Section
3.21.

     1.10. Aggregate Final Adjustment Amounts shall have the meaning set forth in Section 2.3.

     1.11. Allocation Schedule shall have the meaning set forth in Section 2.5.

     1.12. Assignment and Assumption Agreement shall mean the Assignment and Assumption Agreement to be executed and delivered by and between the Purchaser and the Seller in the form attached to this Agreement as Exhibit A.

     1.13. Assumed Liabilities shall have the meaning set forth in Section 2.6.

     1.14. Balance Sheet Date shall mean June 30, 1997.



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     1.15. Bill of Sale shall mean the Bill of Sale to be executed and delivered by the Seller to the Purchaser in the form attached to this Agreement as Exhibit B.

     1.16. Books and Records shall mean all records, documents, lists and files, relating to either or both of the Purchased Assets or the Business including, without limitation, price lists, lists of accounts, customers, suppliers and personnel, all product, business and marketing plans, historical sales data and all books, ledgers, files and business records (including, without limitation, all financial records and books of account) of or relating to either or both of the Purchased Assets or the Business; in any of the foregoing cases, whether in electronic form or otherwise.

     1.17. Business shall have the meaning set forth in the Preliminary Statements to this Agreement.

     1.18. Cash Purchase Price shall have the meaning set forth in Section 2.4.

     1.19. Claim Notice shall have the meaning set forth in Section 10.3(c).

     1.20. Closing shall have the meaning set forth in Article 7.

     1.21. Closing Balance Sheet shall mean the unaudited balance sheet as of the date immediately prior to the Closing Date and to be delivered by the Seller to the Purchaser in accordance with Section 2.3.

     1.22. Closing Date shall mean the date on which the Closing actually takes place.

     1.23. [Intentionally omitted.]

     1.24. Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.25. Confidential Information shall mean (i) with respect to any party to this Agreement or any Affiliate of such party or any Potential Founding Company, all financial, technical, commercial or other information, including but not limited to information, materials, documents, financial reports, business plans and marketing data that relate to the business, strategies or operations of the parties hereto or a Potential Founding Company, disclosed or otherwise made available by such party, such Affiliate or Potential Founding Company (the "Discloser") to another party, affiliate or Potential Founding Company (the "Recipient") in connection with the transactions contemplated by this Agreement and (ii) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement. Notwithstanding the preceding sentence, the



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definition of Confidential Information shall not include any information that
(i) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) is possessed in writing by the Recipient at the time of disclosure to such Recipient, (iii) is contained in the Registration Statement on Form S-1 to be filed by Purchaser in connection with the Initial Public Offering, or (iv) is disclosed to a party or Potential Founding Company by any Person other than a party to this Agreement or a Potential Founding Company; provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of contractual, or legal or fiduciary duty or obligation). For the purposes hereof, public domain shall not include disclosure of information to a Potential Founding Company or (except as otherwise provided herein) to any other person in connection with the transactions contemplated hereby.

     1.26. Consents shall mean any consents, waivers, approvals, authorizations, certifications or exemptions from any Person or under any Contract or Requirement of Law, as applicable.

     1.27. Current Assets shall mean, as of the applicable date, the Seller's Trade Accounts Receivables, Inventories and Prepaid Expenses.

     1.28. Contracts shall mean, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person or such Person's properties are bound.

     1.29. Credit Acts shall mean (i) the Fair Debt Collection Practices Act, 16 U.S.C. ss.1692, et seq., the Fair Credit Reporting Act, 16 U.S.C. ss.1681 et seq., and any other provision of the Consumer Credit Protection Act, in each case, together with the rules and regulations promulgated thereunder, (ii) the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, 15 U.S.C. ss.6101 et seq., together with the rules and regulations promulgated thereunder,
(iii) the Telephone Consumer Protection Act of 1991, together with the rules and regulations promulgated thereunder, and (iv) any Requirement of Law of any jurisdiction relating to the subject matter covered by any of the foregoing, all as amended and supplemented from time to time, or any successors thereto.

     1.30. DocuNet Common Stock shall mean the common stock, no par value per share, of DocuNet Inc.

     1.31. Employee Benefit Plan shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by the Seller or any ERISA Affiliate (including, without limitation, health insurance, life insurance and other benefit plans maintained



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for retirees) within the previous six plan years or with respect to which contributions are or were (within such six year period) made or required to be made by the Seller or any ERISA Affiliate or with respect to which the Seller has any liability.

     1.32. Encumbrances shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely affecting such asset other than liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money and which, in the aggregate, are not material.

     1.33. Environmental Laws shall mean all Requirements of Law relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, Requirements of Law relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment and Requirements of Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time, and together with any successors thereto. As used in this Agreement, the term "hazardous substances" shall have the meaning assigned to that term in CERCLA, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.34. ERISA shall mean the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.35. ERISA Affiliate shall mean any Person that is included with the Seller in a controlled group or affiliated service group under Sections 414(b),
(c), (m) or (o) of the Code.

     1.36. Escrow Agent shall mean the individual or entity named as the Escrow Agent in the Escrow Agreement.

     1.37. Escrow Agreement shall mean the Escrow Agreement between the Seller, the Purchaser and the Escrow Agent to hold the Escrow Amount pursuant to the terms and conditions therein as referred to in Section 2.4, substantially in the form attached hereto as Exhibit C.

     1.38. Escrow Amount shall have the meaning set forth in Section 2.4(b).



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     1.39. Excluded Assets shall mean those assets listed on Schedule 2.1(b)
attached to this Agreement.

     1.40. Financial Statements shall have the meaning set forth in Section 3.10(a).

     1.41. Founding Companies shall mean those Potential Founding Companies that enter into definitive acquisition agreements with the Purchaser in anticipation of a simultaneous acquisition by Purchaser and Initial Public Offering.

     1.42. GAAP shall mean generally accepted accounting principles in the United States set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such other statement by such other entity as may be generally recognized as the successors for the aforementioned; and shall also mean the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period unless specific exemption is noted in the financial statements where a change of accounting method, principle or presentation has occurred.

     1.43. Governmental or Regulatory Authority shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

     1.44. Indemnifiable Losses shall mean all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses. Indemnifiable Losses shall include, without limitation, the actual costs paid in connection with an Indemnified Party's investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party's enforcement of this Agreement and the indemnification provisions of
Article 10 of this Agreement.

     1.45. Indemnified Party shall have the meaning set forth in Section
10.3(a).

     1.46. Indemnifying Party shall have the meaning set forth in Section
10.3(a).

     1.47. Indemnity Notice shall have the meaning set forth in Section 10.3(a).

     1.48. Initial Public Offering shall mean the initial public offering of the DocuNet Common Stock registered under of the Securities Act.

     1.49. Initial Public Offering Price shall mean the price to the public of the DocuNet Common Stock sold in the Initial Public Offering.



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     1.50. Intellectual Property shall mean all patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights and all intellectual, industrial or proprietary rights and trade secrets, technology and know-how relating to either or both of the Purchased Assets or the Business, in each case together with any amendments, modifications and supplements thereto.

     1.51. Interim Financial Statements shall have the meaning set forth in
Section 3.10(b).

     1.52. Inventory shall mean all inventory incremental or relating to, or used in connection with the Business including, without limitation, all supplies, work-in-process and finished goods identified on Annex 1 to Schedule 2.1(a) attached to this Agreement.

     1.53. IRS means the Internal Revenue Service or any successor organization thereto.

     1.54. Knowledge shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's "knowledge," the actual knowledge of such party or, in the case of an entity, the actual knowledge of any executive officer or director of such entity, and, in the case of any such officer or director, that knowledge that a reasonably prudent executive officer or director in a like position should have if such person made reasonable and diligent inquiry and exercised due diligence with respect thereto.

     1.54A. Lease shall mean a lease of Real Property in accordance with the terms set forth on Schedule 1.54A.

     1.55. Legal Proceeding shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

     1.56. Material Adverse Effect shall mean an effect which is or would be materially adverse to the Business and Properties (including Intellectual Property), the prospects for the Business, or the condition (financial or otherwise) or results of operation, of the Seller.

     1.56A. Most Recent Balance Sheet shall mean the unaudited balance sheet to be delivered by the Seller to the Purchaser pursuant to Section 3.10(d).

     1.57. Obligations and liabilities and words of similar import include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.



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     1.58. Order shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

     1.59. Payables shall mean, as of any date of determination, the Seller's accounts payable associated with the Business as of such date in accordance with GAAP consistently applied, other than amounts that are payable to any Affiliate of the Seller or any of the Shareholder (including but not limited to any amounts payable on account of the matters set forth on Schedule 3.8).

     1.60. PBGC means the Pension Benefit Guaranty Corporation or any successor organization thereto.

     1.61. Permits shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to either or both of the Purchased Assets or the Business.

     1.62. Person shall mean any natural person, corporation, general partnership, limited partnership, limited liability Seller, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

     1.63. Potential Founding Company shall mean any person or entity entering into a letter of intent with the Purchaser, or its Affiliates, to participate in the simultaneous acquisition by Purchaser and Initial Public Offering.

     1.64. Prepaid Expenses shall mean, as of any date of determination, payments made by Seller with respect to the Business, other than payments made by the Seller to any Affiliate of either the Seller or the Shareholder, that constitute prepaid expenses of the Business in accordance with GAAP consistently applied as of such date.

     1.64A. Pricing shall mean the determination by Purchaser and the Underwriters of the public offering price of the shares of DocuNet Common Stock in the Initial Public Offering.

     1.65. Property shall mean the Real Property, Intellectual Property and Tangible Personal Property of the Company.

     1.66. Purchased Assets shall have the meaning set forth in Section 2.1.

     1.67. Purchase Price shall have the meaning set forth in Section 2.3.



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     1.68. Purchaser Financing Transaction shall mean the Initial Public
Offering, any other offering by the Purchaser or any of its Subsidiaries of any securities, whether debt or equity, or any other financing or credit arrangement sought by the Purchaser or any of its Subsidiaries.

     1.69. [Intentionally omitted.]

     1.70. Purchaser's AA Response Notice shall have the meaning set forth in
Section 2.3.

     1.71. Real Property shall mean all real property of the Seller.

     1.72. Receivables shall mean, as of any date of determination, the Seller's accounts receivable, notes receivable and other miscellaneous receivables owing to the Seller or associated with the Business at such date.

     1.73. Regulatory Approvals shall mean all Consents from all Governmental or Regulatory Authorities.

     1.74. Related Companies shall have the meaning set forth in Section 8.2(a).

     1.75. Requirement of Law shall mean, with respect to any Person, such Person's articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any, and any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, or any Order, to which, in each case, such Person or any of such Person's properties, operations, business or assets is bound or subject.

     1.76. Restricted Area shall have the meaning set forth in Section 8.2(a).

     1.77. Restricted Business shall have the meaning set forth in Section
8.2(a).

     1.78. Restricted Period shall mean, with respect to the Seller and Shareholder, the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, as such period may be extended pursuant to
Section 8.3(b).

     1.79. Securities Act shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.80. [Intentionally omitted.]

     1.81. Seller Balance Sheet shall have the meaning set forth in Section
3.11.

     1.82.  [Intentionally omitted.]

     1.83. [Intentionally omitted.]

     1.84. Subsidiary shall mean, with respect to any Person, any Person of which securities or other ownership interests having ordinary voting power to select a majority of the board of directors or other persons serving similar functions are at the time directly or indirectly owned by such Person.

     1.85. Tangible Personal Property shall have the meaning set forth in
Section 3.13.

     1.86. Taxes shall mean (i) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign (a "Taxing Authority") or
(ii) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation ss.1.1502-6 or comparable Requirement of Law.

     1.87. Tax Returns shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed, with or when none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority.

     1.88. Transfer Taxes shall mean any applicable documentary, sales, use, filing, transfer and similar Taxes payable as a result of the transactions contemplated by this Agreement.

     1.89. Trade Accounts Receivable shall mean, as of the applicable date, the Seller's trade accounts receivable associated with the Business.

     1.90. Underwriter shall have the meaning set forth for that term in Section 2(a)(11) of the Securities Act.

     1.91. Unliquidated Indemnity Notice shall have the meaning set forth in
Section 10.3(b).


                                    ARTICLE 2
                   SALE AND PURCHASE OF ASSETS; CONSIDERATION;
                            ASSUMPTION OF LIABILITIES

                  2.1. Agreement to Sell and Purchase Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the joint and several representations and warranties made by the Seller and the Shareholder to the Purchaser in this Agreement, the Seller shall sell to the Purchaser and the Purchaser shall purchase and receive from the Seller, free and clear of all Encumbrances and all obligations and liabilities (other than the Assumed Liabilities), all of the tangible and intangible assets of the Seller, whether real, personal or mixed, that are incremental or relating to, or used in connection with, the Business, wherever located, including, without limitation (i) the assets included on the Seller Balance Sheet, (ii) the assets listed on Schedule 2.1(a) attached to this Agreement, and (iii) all assets acquired by the Seller after June 30, 1997 and on or prior to the Closing Date, but excluding the Excluded Assets and any assets disposed of in the ordinary course of business consistent with past practice (collectively, the "Purchased Assets").

     2.2. [Intentionally omitted].

     2.3. Consideration and Payment. As full consideration for the Purchased Assets being purchased pursuant to this Agreement (in addition to the assumption of the Assumed Liabilities), the Purchaser shall pay, deliver or cause to be delivered to the Seller, in the manner set forth in Section 2.4 of this Agreement, the Base Purchase Price (as hereinafter defined), less the Closing Adjustment Amounts (as hereinafter defined), on the terms and conditions set forth below (the "Purchase Price"):

               (a) Base Purchase Price. The Purchaser shall pay to the Seller at the Closing Four Million Five Hundred Thousand dollars ($4,500,000) (the "Base Purchase Price").

               (b) Working Capital Adjustment. The Base Purchase Price shall be reduced, at Closing, by $1.00 for each $1.00 that the Company's Adjusted Working Capital (as hereinafter defined) is less than $876,741, as reflected on the Most Recent Balance Sheet (but ultimately and as provided in Section 2.3(e), as reflected on the Closing Balance Sheet) (the "Closing Adjusted Working Capital Amount"). The Company's Adjusted Working Capital shall mean the Company's total current assets, less the Company's total current liabilities, calculated pursuant to GAAP; provided that no credit will be given to any inventory of Seller in excess of $958,329. Promptly following the receipt by Purchaser of the Closing Balance Sheet, and in order to verify the accuracy of the adjustment made at the Closing, the Purchaser agrees to cause the internal accounting staff and the independent certified public accountant of the Purchaser (the "Accountants") to verify the amount of the Closing Adjusted Working Capital Amount. The Accountants shall issue a report as to their determination of the Closing Adjusted Working Capital Amount (the "Accountants' CAWCA Report") promptly after their determination of such amount and the Purchaser shall deliver the Accountants' CAWCA Report to the Seller no later than sixty (60) days following the receipt by Purchaser of the Closing Balance Sheet. The determination of the Closing Adjusted Working Capital Amount by the Accountants shall be conclusive and binding upon the parties hereto unless the Seller shall object to the Accountants' CAWCA Report within fifteen
          (15) days following its receipt of the Accountants' CAWCA Report. The Seller's objection, if any, to the Accountants'

          CAWCA Report (the "Seller's CAWCA Objection") shall set forth in reasonable detail the Seller's objection(s) to the Accountants' CAWCA Report and the Seller's calculation of the Closing Adjusted Working Capital Amount. Within ten (10) days after receipt of the Seller's CAWCA Objection, the Purchaser will notify the Seller whether it accepts or disputes the Seller's adjustments, if any, which notification shall set forth in reasonable detail the adjustments made by the Seller which the Purchaser continues to dispute (the "Purchaser's CAWCA Response Notice"). If the Seller does not object to the Accountants' CAWCA Report, or if the Purchaser agrees to accept the Seller's adjustments to the Accountants' CAWCA Report, then the adjustment based on the then final Closing Adjusted Working Capital Amount (the "Final Adjusted Working Capital Amount"), if any, shall be paid by Seller to the Purchaser in immediately available funds within five (5) business days of such acceptance. If such amount is not received by Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement. If the Seller objects to the Accountants' CAWCA Report as set forth above and the Purchaser does not accept the Seller's proposed adjustments, then an independent accounting firm mutually satisfactory to the Seller and the Purchaser shall be engaged to determine the amount of the Closing Adjusted Working Capital Amount and the Final Adjusted Working Capital Amount, based upon the calculations of the independent accountants, and any adjustments of Base Purchase Price based on the amount discussed determined as provided above shall be paid to the Purchaser in immediately available funds within five (5) business days of the determination of such amount by such accounting firm. If such amount is not received by Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement. The parties hereto agree to cooperate fully with such independent accountants at their own cost and expense, including, but not limited to, providing such independent accountants with access to, and copies of, all books and records that they shall reasonably request. The Purchaser and the Seller shall each bear one-half of all of the costs and expenses of such independent accounting firm, and if the parties hereto are unable to agree upon an independent accounting firm, the Seller and Purchaser will request that one be designated by the President of the Philadelphia office of the American Arbitration Association.

               (c) Net Book Value of Assets and Liabilities Adjustment. The Base Purchase Price shall be further reduced, at Closing, by $1.00 for each $1.00 that the Net Book Value of the Company's Acquired Assets and Liabilities, as reflected on the Most Recent Balance Sheet, is less than $1,320,169 (but ultimately and as provided in Section 2.3(e), as reflected on the Closing Balance Sheet) (the "Closing Net Book Value Amount"). The Net Book Value of the Company's Acquired Assets and Liabilities shall mean the Purchased Assets less the Assumed Liabilities and the promissory notes from the Shareholders to the Company, if any, (exclusive of any (x) line of credit, (y) overdraft or current portions of long-term debt, bank notes, or amounts due to others or (z) capital lease obligations), calculated pursuant to GAAP. Promptly following the receipt by the Purchaser of the Closing Balance Sheet pursuant to Section 5.13, and in order to verify the accuracy of the adjustment made at the Closing, the Purchaser agrees to cause the Accountants to verify the amount of the Closing Net Book Value Amount. The Accountants shall issue a report as to their determination of the Closing Net Book Value Amount (the "Accountants' CNBVA Report") promptly after their determination of such amount and the Purchaser shall deliver the Accountants' CNBVA Report to the Seller not later than sixty (60) days following the receipt by the Purchaser of the Closing Balance Sheet. The determination of the Closing Net Book Value Amount by the Accountants shall be conclusive and binding upon the parties hereto unless the Seller shall object to the Accountants' CNBVA Report within fifteen
          (15) days following their receipt of the Accountants' CNBVA Report. The Seller's objection, if any, to the Accountants' CNBVA Report (the "Seller's CNBVA Objection") shall set forth in reasonable detail the Seller's objection(s) to the Accountants' CNBVA Report and the Seller's calculation of the Closing Net Book Value Amount. Within ten
          (10) days after receipt of the Seller's CNBVA Objection, the Purchaser will notify the Seller whether it accepts or disputes the Seller's adjustments, if any, which notification shall set forth in reasonable detail the adjustments made by the Seller which the Purchaser continues to dispute (the "Purchaser's CNBVA Response Notice"). If the Seller does not object to the Accountants' CNBVA Report, or if the Purchaser agrees to accept the Seller's adjustments to the Accountants' CNBVA Report, then the adjustment based on the then final Closing Net Book Value Amount (the "Final Net Book Value Amount"), if any, shall be paid by Seller to the Purchaser in immediately available funds within five (5) business days of such acceptance. If such amount is not received by Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement. If the Seller objects to the Accountants' CNBVA Report as set forth above and the Purchaser does not accept the Seller's proposed adjustments, then an independent accounting firm mutually satisfactory to the Seller and the Purchaser shall be engaged to determine the amount of the Closing Net Book Value Amount and the Final Net Book Value Amount, based upon the calculations of the independent accountants, and any adjustments of Base Purchase Price based on the amount determined as provided above shall be paid to the Purchaser in immediately available funds within five (5) business days of the determination of such amount by such accounting firm. If such amount is not received by Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement. The parties hereto agree to cooperate fully with such independent accountants at their own cost and expense, including, but not limited to, providing such independent accountants with access to, and copies of, all books and records that they shall reasonably request. The Purchaser and the Seller shall each bear one-half of all of the costs and expenses of such independent accounting firm, and if the parties hereto are unable to agree upon an independent accounting firm, the Seller and Purchaser will request that one be designated by the President of the Philadelphia office of the American Arbitration Association.

               (d) Multiple Adjustments. Notwithstanding anything herein to the contrary, if a payment is due from Seller to Purchaser on account of the Working Capital Adjustment and the Net Book Value of Assets and Liabilities Adjustment, Seller shall only be obligated to pay the greater of the two adjustment amounts to Purchaser.

               (e) Basis for Adjustments. The reductions, if any, to be made to the Base Purchase Price at the Closing shall be made based on the Most Recent Balance Sheet. Within thirty (30) days following the Closing Date, the Seller will deliver to the Purchaser the Closing Balance Sheet, and the verification procedures set forth in Sections 2.3(b) and (c) will be made in respect of the Closing Balance Sheet and the adjustments provided for in Sections 2.3(b) and (c) will be made based on the Closing Balance Sheet rather than the Most Recent Balance Sheet.

               (f) Shareholder Obligation. Subject to the provisions of Section 2.7, the Shareholder hereby agrees that the Shareholder will be liable for all obligations of Seller under the Purchase Price adjustments set forth in this Section 2.3.

     2.4. Payment of Purchase Price.

     (a) Cash Purchase Price. An amount equal to $4.5 million shall be payable at the Closing in cash to the Seller ("Cash Purchase Price") as reduced by the Escrow Amount (as described below). The specific amount of the Cash Purchase Price shall be payable to the Seller by a bank check payable to the order of Seller in immediately available funds, or a wire transfer to an account to be designated by Seller in writing not less than three (3) business days prior to the Closing, such method of payment to be at the sole discretion of Purchaser.

     (b) Delivery into Escrow. Notwithstanding the foregoing, $100,000 of the Cash Purchase Price shall be paid directly to the Escrow Agent pursuant to the Escrow Agreement (the "Escrow Amount"). The Escrow Amount shall fund (but shall not be the sole source of funding) any obligations of Seller and Shareholder under Article 2 of this Agreement.

     2.5. Allocation of Purchase Price. Purchaser shall on or before thirty (30) days after the Closing Date initially determine and send to Seller a schedule containing the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets as is required by Section 1060 of the Code (the "Allocation Schedule"). The Allocation Schedule will be deemed to be accepted by Seller unless Seller provides a written notice of disagreement to Purchaser within five (5) business days after receipt of the Allocation Schedule. If Seller provides such written notice, Purchaser and Seller shall proceed to negotiate in good faith to create a mutually acceptable Allocation Schedule. If no mutually acceptable Allocation Schedule is created within ten (10) business days of Purchaser's receipt of the written notice of disagreement, then an independent accountant mutually satisfactory to the Seller and Purchaser (the "Independent Accountant') shall be engaged to determine the Allocation Schedule. The fees for such determination shall be borne by Seller, unless the Independent Accountant disagrees materially with the Allocation Schedule originally submitted by Purchaser, in which case such fees shall be borne by Purchaser. Such determination by the Independent Accountant, or the original

Allocation Schedule if not objected to by the Seller, shall be binding and conclusive to all parties to the Agreement and all parties shall file all relevant tax returns consistent with such final determination, unless otherwise required by applicable law. Should the Purchase Price or Assumed Liabilities be modified subsequent to the Closing, the Allocation Schedule will be modified in accordance with the requirements of Section 1060 of the Code. Such allocation shall be binding on the parties for all purposes including, without limitation, federal income Tax purposes, and the parties shall not take any contrary position in respect of such allocation in any Tax Return or Legal Proceeding or audit relating to Taxes, or any documents, instruments or certificates filed by such party with any Governmental or Regulatory Authority or Taxing Authority, except as required by applicable law; provided, however, that if the Purchase Price or Assumed Liabilities are adjusted in accordance with Section 2.3 of this Agreement, the Allocation Schedule otherwise determined shall be adjusted accordingly as required by Section 1060 of the Code.

     2.6. Assumption of Liabilities. At the Closing, the Purchaser will assume only the Seller's obligations and liabilities expressly listed on Schedule 2.6 attached to this Agreement (collectively, the "Assumed Liabilities"). Except for the Assumed Liabilities, the Purchaser shall not, by virtue of its purchase of the Purchased Assets or otherwise, acquire, assume or become responsible for any obligations or liabilities of the Seller or the Shareholder.

     2.7. Retention of Purchase Price. The Seller agrees that it will retain at least $1,000,000 of the Cash Purchase Price until March 31, 1998 (if the Initial Public Offering is consummated on or before December 31, 1997) and until the ninetieth (90th) day after the Closing Date (if the Initial Public Offering is consummated after December 31, 1997) (as applicable, the "Release Date") in order to provide a source of funding for any of its obligations arising under this Agreement. If on the Release Date the Seller has no unpaid payment obligations to the Purchaser hereunder and the Purchaser has not submitted to the Seller an Indemnity Notice, an Unliquidated Indemnity Notice or a Notice Claim (collectively, a "Claim"), then the Seller shall be permitted to distribute the amounts retained by it as its board of directors deems appropriate. If on the Release Date the Seller has an unpaid obligation to the Purchaser hereunder or the Purchaser has submitted a Claim, then the Seller shall only be permitted to distribute amounts retained in excess of the amount reasonably expected to be required to satisfy the amount of the unpaid obligation or the amount of the Claim, assuming the matter at issue is resolved favorably to the Purchaser. Notwithstanding any other provision of this Agreement to the contrary, (i) the sole recourse of the Purchaser (as well as the recourse of anyone who may be deemed to be a third party beneficiary of the Purchaser's rights hereunder) for claims arising hereunder against the Seller and the Shareholder shall be limited to the amount required to be withheld by the Seller pursuant to this Section 2.7 and (ii) the Purchaser (as well as anyone who may be deemed to be a third party beneficiary of the Purchaser's rights hereunder) shall have no claim against the Seller, the directors and officers of the Seller, the Shareholder, and the directors, officers and the shareholders of the Shareholder for any distribution that may be made by the Seller or the Shareholder to each of their respective shareholders so long as the Seller has complied with its obligations under this Section 2.7.

                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

     Except as set forth on the disclosure schedule delivered by the Seller to the Purchaser on the date hereof (the "Disclosure Schedule"), the numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Seller and the Shareholder hereby, jointly and severally, represent and warrant to the Purchaser as follows:

     3.1. Organization; Qualification; Good Standing.

     (a) The Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation or organization, (ii) has the power and authority to own and operate its properties and assets and to transact the Business and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a Material Adverse Effect upon the Seller's Business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise). Listed in the Disclosure Schedule is a true and complete list of all jurisdictions in which the Seller is qualified to do business.

     (b) There is no Legal Proceeding or Order pending or, to the knowledge of either of the Seller or the Shareholder, threatened against or affecting the Seller revoking, limiting or curtailing, or seeking to revoke, limit or curtail the Seller's power, authority or qualification to own, lease or operate its properties or assets or to transact the Business.

     (c) True and complete copies of the Seller's articles of organization, bylaws and other constitutive documents are attached as part of the Disclosure Schedule. Except as set forth in Schedule 3.1(c), the minute books of the Seller, as heretofore made available to the Purchaser, are correct and complete in all material respects.

     3.2. Authorization for Agreement.

     (a) The Seller. The Seller's execution, delivery and performance of this Agreement and the Lease and the consummation of the transactions contemplated hereby and thereby by the Seller: (i) are within the Seller's corporate powers and, subject to the requisite approval of the shareholders of the Shareholder, will be duly authorized by all necessary corporate and shareholder action on the part of the Seller and (ii) do not (A) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, (B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to the Seller or any of its properties or any Contract to which the Seller or any of its properties is bound or subject or (C) result in the creation of any Encumbrance or any obligation and liability on any of the Purchased Assets.

     (b) The Shareholder. The Shareholder's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Shareholder (i) are within the powers and authority, corporate or otherwise, of the Shareholder and, upon receipt of the requisite shareholder approval, will be duly authorized by all necessary corporate and Shareholder action on the part of a corporate Shareholder and (ii) do not (A) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, or (B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to the Shareholder, any of its properties or any Contract to which the Shareholder or any of its properties is bound or subject.

     3.3. Ownership; Subsidiaries and Affiliates.

     (a) Sole Shareholder. No Person other than Semco owns record, beneficial or equitable ownership of any of the Seller's equity.

     (b) No Interest in Other Entities. Seller does not own, directly or indirectly, any debt, equity or other ownership or financial interest in any other Person. No shares or other ownership or other interests, either of record, beneficially or equitably, in any Person are included in the Purchased Assets.

     (c) Affiliates. The Disclosure Schedule includes a complete and accurate list of all Persons (other than the Shareholder or any of the Persons described in the first sentence of Section 1.8, subpart (iii)) that are Affiliates of the Seller, detailing the nature of the relationship between the Seller and each such Person that causes such Person to be an Affiliate of the Seller.

     (d) No Acquisitions. Since the Balance Sheet Date, the Seller has not acquired, or agreed to acquire, whether by merger or consolidation, by purchase of equity interests or assets, or otherwise, any business or any other Person, or otherwise acquired, or agreed to acquire, any assets other than in the ordinary course of business that are material, either individually or in the aggregate, to the Seller.

     3.4. Enforceability. This Agreement has been duly executed and delivered by the Seller and the Shareholder and constitutes the legal, valid and binding obligation of the Seller and the Shareholder, enforceable against each of them in accordance with its terms. Upon its execution and delivery, the Lease will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

     3.5. Legal Proceedings and Orders. There is no Legal Proceeding or Order pending against, or to either of the Seller's or the Shareholder's knowledge, threatened against or affecting, the Seller, the Business, the Purchased Assets or the Assumed Liabilities that could reasonably be expected to have a Material Adverse Effect or to adversely affect or restrict the ability of the Seller to consummate fully the transactions contemplated by this Agreement or that in any manner could draw into question the validity of this Agreement. Neither the Seller nor the Shareholder has knowledge of any fact, event, condition or circumstance that may give rise to the commencement of any Legal Proceeding or the entering of any Order against the Seller or any of the Seller's properties that could adversely affect or restrict the ability of any Seller to consummate fully the transactions contemplated by this Agreement or that in any manner could draw into question the validity of this Agreement.

     3.6. Title to the Purchased Assets and Related Matters. Except for the items of Tangible Personal Property leased by the Seller and disclosed in the Disclosure Schedule and except as otherwise set forth in the Disclosure Schedule, the Seller owns and has good and valid legal and beneficial title to all of the Purchased Assets free and clear of all Encumbrances. All of the Purchased Assets are in the possession or under the control of the Seller and consist of all of the assets that are incremental or relating to, or used in connection with, the Business. Except for those items of Tangible Personal Property leased by the Seller and disclosed in the Disclosure Schedule and except as otherwise set forth in the Disclosure Schedule, no Person other than the Seller owns any of the Tangible Personal Property located on any of the Real Property (other than immaterial items of personal property that are owned by the Seller's employees).

     3.7. Compliance with Laws. The Seller is operating in compliance in all material respects with all Requirements of Law applicable to it or any of its properties or to which the Seller or its properties is bound or subject including, without limitation, the Credit Acts. Since January 1, 1992, none of the Seller or the Shareholder has received any notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any Requirement of Law applicable to the Seller or any of its properties or to which the Seller or any of its properties is bound or subject including, without limitation, any of the Credit Acts. None of the Seller, the Shareholder, any of their respective Affiliates (other than a Person who is an Affiliate solely by virtue of clause (iii) of the definition thereof) or any of such Affiliates' respective Affiliates (other than a Person who is an Affiliate solely by virtue of clause (iii) of the definition thereof) has made any illegal kickback, bribe, gift or political contribution to or on behalf of any customer, or to any officer, director, employee of any customer, or to any other Person.

     3.8. Labor Matters.

     (a) Attached to the Disclosure Schedule is a complete and accurate list of all consulting or similar Contracts to which the Seller is a party or may otherwise be bound or subject, and the compensation to which each consultant is entitled under its respective Contract. The Seller has delivered or caused to be delivered to the Purchaser true and complete copies of all such Contracts, each of which is attached to the Disclosure Schedule. Since the Balance Sheet Date, the Seller has not increased the compensation payable to its consultants or the rate of compensation payable to its consultants. No individuals retained by the Seller as an independent contractor or consultant would be reclassified by the IRS, the U.S. Department of Labor or any other Governmental or Regulatory Authority as an employee of the Seller for any purpose whatsoever.

     (b) Attached to the Disclosure Schedule is a complete and accurate list of the name of each employee of the Seller, together with such employee's position or function, the rate of hourly, monthly or annual compensation (as the case may be) paid or to be paid to such employee in 1995, 1996 and, to the extent known, 1997, any accrued sick leave or pay or vacation and any incentive or bonus arrangement with respect to any such employee. Except as is set forth on the Disclosure Statement, since the Balance Sheet Date, the Seller has not increased the compensation payable to its employees or the rate of compensation payable to its employees. The Disclosure Schedule also identifies those employees with whom the Seller has entered into an employment Contract or a Contract obligating the Seller to pay severance or similar payments to any employee. The Seller has delivered or caused to be delivered to the Purchaser true and complete copies of such Contracts, all of which are attached or listed on the Disclosure Schedule.

     (c) The Seller is not a party to or bound by any collective bargaining agreement and no collective bargaining agreement covering any of such employees is currently being negotiated. To the knowledge of either of the Seller or the Shareholder, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Seller.

     (d) There is no, and since January 1, 1992 there has been no, work stoppage, strike, slowdown, picketing or other labor disturbance or controversy by or with respect to any of the Seller's employees or former employees. In addition, no dispute with or claim against the Seller relating to any labor or employment matter including, without limitation employment practices, discrimination, terms and conditions of employment, or wages and hours is outstanding or, to either of the Seller's or the Shareholder's knowledge, is threatened. There is no claim or petition pending before, and at no time since January 1, 1992 has there been, any claim or petition made to, any Governmental or Regulatory Authority including, without limitation, the National Labor Relations Board or the Equal Employment Opportunity Commission against the Seller with respect to any labor or employment matter.

     3.9. Employee Benefit Plans.

     (a) The Disclosure Schedule sets forth a complete and accurate list and description of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Seller and the Shareholder have delivered or caused to be delivered to the Purchaser true and complete copies of (i) the plan document, trust agreement and any other document governing such Employee Benefit Plan, (ii) the summary plan description, (iii) Form 5500 annual reports and attachments for the three most recent years, and (iv) the most recent IRS determination letter, if any, for such plan.

     (b) Each of the Employee Benefit Plans has been operated and administered in all material respects in compliance with their respective terms and all applicable Requirements of Law including, without limitation, ERISA and the Code. The Seller has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the PBGC in connection with any Employee Benefit Plan (or other class of benefits that the PBGC has elected to insure).

     (c) Each Employee Benefit Plan that is intended to be tax qualified under the Code is identified as such on Schedule 3.9(c) attached to this Agreement. Each such Employee Benefit Plan has received, or the Seller has applied for or will in a timely manner apply for, a favorable determination letter from the IRS stating that such Employee Benefit Plan meets the requirements of the Code and that any trust or trusts associated therewith are tax exempt under the Code.

     (d) The Seller does not maintain any "defined benefit plan" covering employees of the Seller within the meaning of Section 3(35) of ERISA subject to Title IV of ERISA or any "Multiemployer Plan" within the meaning of Section 401(a)(3) of ERISA.

     (e) All contributions and payments of insurance premiums required to be made with respect to the Employee Benefit Plans including, without limitation, the payment of the applicable premiums on any insurance Contract funding an Employee Benefit Plan, have been fully paid in such a manner as not to cause any interest, penalties or other amounts that have not been satisfied or discharged to be assessed against the Seller with respect thereto.

     (f) The Seller has complied in all material respects with the reporting and disclosure requirements of ERISA applicable to the Employee Benefit Plans and the continuation coverage requirements of the Code and ERISA applicable to any of the Employee Benefit Plans.

     (g) There has been no "prohibited transaction" or "reportable event" within the meaning of the Code or ERISA within the last sixty (60) months, or breach of fiduciary duty with respect to any of the Employee Benefit Plans that could subject the Purchaser or, the Seller to any Tax, penalty or other liability under the Code or ERISA.

     (h) No Employee Benefit Plan has been terminated within the past sixty (60) months. There are no Legal Proceedings or claims with respect to any of the Employee Benefit Plans (other than routine claims for benefits from eligible participants or beneficiaries in the normal and ordinary course of business) pending or, to the knowledge of either of the Seller or the Shareholder threatened, and to the knowledge of the Seller or the Shareholder, there are no facts, events, conditions or circumstances that could reasonably be expected to give rise to any such Legal Proceeding or claim (other than routine claims for benefits from eligible participants or beneficiaries in the normal and ordinary course).

     (i) Neither the Seller or any ERISA Affiliate has ever sponsored, maintained or contributed to, or been obligated to contribute to, any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

     (j) No Employee Benefit Plan provides post retirement medical benefits, post retirement death benefits or any post retirement welfare benefits of any fund whatsoever.

     (k) There are no current or former employees of the Seller who are on leave of absence under either of the Uniformed Services Employment or Reemployment Rights Act or the Family Medical Leave Act.

     (l) None of the Seller or, to the knowledge of the Seller or the Shareholder, any of its officers, directors, or significant employees (as such term is defined in Regulation S-K of the Securities Act), or any other Person has made any statement or communication or provided any materials to any employee or former employee of the Seller that provides for or could be construed as a contract, agreement or commitment by the Purchaser or any of its Affiliates to provide for any pension, welfare, or other employee benefit or fringe benefit plan or arrangement to any such employee or former employee, whether before or after retirement or separation or otherwise.

     (m) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any increase in or acceleration of any obligation or liability under any Employee Benefit Plan or to any employee or former employee of the Seller.

     3.10. Financial Statements.

     (a) The Seller has delivered or caused to be delivered to the Purchaser a copy of the Seller's balance sheets as of June 30, 1995, 1996 and 1997 and the related statements of operations, shareholder's equity and cash flows for the years then ended, together with all proper exhibits, schedules and notes thereto (collectively, the "Financial Statements"). A true and complete copy of the Financial Statements is attached to the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except for changes required or permitted by GAAP and noted thereon) and fairly represent the financial position of the Seller as of the date of such Financial Statements and the results of operations and changes in Shareholder' equity and cash flows for the periods covered thereby.

     (b) The Books and Records accurately and fairly reflect, in reasonable scope and detail and in accordance with good business practice, the transactions and assets and liabilities of the Seller and such other information as is contained therein.

     (c) Since the Balance Sheet Date: (i) the Seller has operated the Business in the normal and ordinary course in a manner consistent with past practices;
(ii) there has been no development, event, condition, or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect upon the Seller; (iii) there has not been any change in the accounting methods or practices followed by the Seller, except as required by GAAP and disclosed on the Disclosure Schedule; (iv) the Seller has not sustained any material damage, destruction, theft, loss or interference with the Purchased Assets or the Business, whether or not covered by insurance; (v) the Seller has not (x) paid or declared any dividends or made any distributions or payment in respect of, or made any payment on account of, or set apart assets for a sinking or another analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of, the Seller's securities, whether debt or equity, and whether in cash or in property or in obligations of the Seller or (y) paid any management or similar fee to any Person; (vi) no development, event, condition or circumstance that constitutes, whether with or without the passage of time or the giving of notice or both, a default under any of the Seller's outstanding debt obligations has occurred; (vii) the Seller has not created, incurred, assumed or guaranteed any indebtedness (except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal and ordinary course of the Business) other than (x) for trade indebtedness incurred in the normal and ordinary course of the Business and (y) as described in the Disclosure Schedule; and (iv) the Seller has not made or committed to make any capital expenditure or capital addition or betterments in excess of an aggregate of $25,000.

     (d) On the Closing Date, the Seller and the Shareholder will deliver or caused to be delivered to the Purchaser a true and complete copy of the Most Recent Balance Sheet. The Most Recent Balance Sheet will be prepared in accordance with the books and records of the Seller and its Subsidiaries, all of which have been maintained in accordance with good business practice and in the normal and ordinary course of business, and will be prepared in accordance with GAAP applied on a consistent basis (except for the absence of notes and subject to normal year-end audit adjustments). The Most Recent Balance Sheet will be as of a date within forty-five (45) days prior to the Closing Date.

     3.11. Absence of Undisclosed Liabilities. Except as and to the extent reflected on, or fully reserved against in, the balance sheet of the Seller at June 30, 1997, including without limitation, all notes thereto, prepared in accordance with GAAP (the "Seller Balance Sheet"), the Seller has no liabilities or obligations, whether direct or indirect, matured or unmatured, contingent or otherwise as of such date required to be disclosed in the Seller Balance Sheet inaccordance with GAAP, and has incurred no such liabilities or obligations since such date, except for liabilities or obligations that were incurred consistently with past business practice in or as a result of the normal and ordinary course of business since June 30, 1997.

     3.12. Real Property.

     (a) The Purchased Assets do not include any Real Property. The Seller has delivered to the Purchaser true and complete copies of all Contracts relating to Real Property that will be subject to the Lease (including, without limitation, all leases and all management, service, supply, security, maintenance and similar Contracts, and all attornment Contracts, subordination Contracts or similar Contracts, and all other Contracts affecting or relating to the use and quiet and peaceful enjoyment of the Real Property) to which the Seller is a party or is otherwise bound or subject, and all certificates of occupancy required to be obtained and maintained with respect to any of such Real Property, and, in each case, all amendments thereof, which relate to or affect any of such Real Property.

     (b) The Seller has performed in all material respects the obligations required to be performed by it to date under all Contracts relating to or affecting the Real Property that will be subject to the Lease and is not in default or breach thereof in any material respect. In addition, no party to any such Contract (i) has provided any notice to the Seller of its intent to terminate or not renew any such Contract, (ii) to the knowledge of the Seller and Shareholder, has threatened to terminate or not renew any such Contract or
(iii) is, to the knowledge of the Seller and Shareholder, in breach or default under any provision thereof, and, to the knowledge of the Seller and Shareholder, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

     (c) The Real Property that will be subject to the Lease is in good condition and repair (ordinary wear and tear excepted) and there has been no damage, destruction or loss to such Real Property that remains unremedied to date, and such Real Property is suitable to carry out the Business as conducted thereon.

     (d) There are no condemnation, appropriation or other proceedings involving any taking of the Real Property that will be subject to the Lease pending, or to the knowledge of either the Seller or the Shareholder, threatened, against such Real Property.

     (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Contract relating to or affecting the Real Property that will be subject to the Lease,
(ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed rent or payments under any such Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrance upon any of the Purchased Assets under the terms of any such Contract.

     (f) The Disclosure Schedule indicates a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any Real Property, the lease of Real Property or acquisition of new businesses, with respect to which the Seller has made any expenditure in the two-years prior to the date of this Agreement in excess of $25,000, or which if pursued by the Seller would require additional expenditures of capital in excess of $25,000.

     3.13. Tangible Personal Property.

     (a) The Seller either owns or leases all properties as are presently used in the conduct of the Business and the Seller's operations. Except as disclosed in the Disclosure Schedule, the Seller has delivered or caused to be delivered to the Purchaser true and complete copies of all Contracts (including, without limitation, leases and service, supply, maintenance and similar Contracts) to which the Seller is a party or is otherwise bound or subject, and all amendments thereto, which relate to or affect any of the tangible personal property owned, possessed or used by the Seller (the "Tangible Personal Property"). A complete and accurate list of all such Contracts set forth in, and true and complete copies of such Contracts are attached to, the Disclosure Schedule. Except (i) for those assets disposed of in the normal and ordinary course of business since the Balance Sheet Date, (ii) with respect to Tangible Personal Property that is leased or rented by the Seller, and (iii) as otherwise set forth on the Disclosure Schedule, the Seller, as the case may be, has good and valid title to all of its Tangible Personal Property, including all items of Tangible Personal Property reflected on the Seller Balance Sheet, free of all Encumbrances.

     (b) Since the Balance Sheet Date, the Seller has not incurred or suffered any material physical damage, destruction, theft or loss of their respective tangible items of material personal property, whether owned or leased. All material Tangible Personal Property including, without limitation, all computer hardware and software (including all operating and application systems), is in good working order, condition and repair (ordinary wear and tear excepted) and suitable to carry out the Business as conducted therewith.

     (c) Each Contract relating to or affecting the Tangible Personal Property
(i) is in full force and effect, (ii) affords the Seller peaceful, undisturbed and exclusive possession of the applicable Tangible Personal Property, (iii) is free of all Encumbrances and (iv) constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto.

     (d) The Seller has performed in all material respects the obligations required to be performed by it to date under all Contracts relating to or affecting the Tangible Personal Property and is not in default or breach thereof. In addition, no party to any such Contract (i) has provided any notice to the Seller of its intent to terminate or not renew any such Contract, (ii) to the knowledge of the Seller and Shareholder, threatened to terminate or not renew any such Contract or (iii) is, to the knowledge of the Seller and Shareholder, in breach or default under any provision thereof, and, to the knowledge of the Seller and Shareholder, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

     (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Contract relating to or affecting the Tangible Personal Property, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed rent or payments under any such Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrances upon any of the Purchased Assets under the terms of any such Contract.

     3.14. Contracts.

     (a) Attached to the Disclosure Schedule is a complete and accurate list of each Contract described below to which the Seller or any of its properties is party or is otherwise bound or subject:

               (i) each Contract with the Seller's customers (but only if such customers are among the Seller's ten highest, in terms of dollar value of purchases, for the twelve-month period ending on the Balance Sheet
          Date), dealers, brokers, value added resellers or vendors (but only if such vendors are among the Seller's ten highest, in terms of dollar value of sales, for the twelve-month period ending on the Balance Sheet Date);

               (ii) any Contract that creates a partnership or a joint venture or arrangement that involves a sharing of profits (whether through equity ownership, Contract or otherwise) with any other Person;

               (iii) any Contract that purports to or has the effect of limiting either Seller's right to engage in, or compete with any Person in, any business;

               (iv) any Contract involving a pledge or encumbering of Seller's assets or the incurrence by the Seller of liabilities (other than liabilities to render services to customers in the ordinary course of business) in any one transaction or series of related transactions in excess of $25,000, or that extend beyond one year from the date of this Agreement;

               (v) any material Contract pursuant to which either Seller has created, incurred, assumed or guaranteed any indebtedness other than for trade indebtedness incurred in the normal and ordinary course of the Business;

               (vi) any Contract not made in the normal and ordinary course of the applicable Seller's or Subsidiary's Business;

               (vii) any Contract creating any Encumbrance on any of the Purchased Assets; and

               (viii) any Contract that (A) either (x) does not fit within one of the foregoing categories described in (i) through (vii) above or
          (y) is not otherwise identified in the Disclosure Schedule and (B) would be required by Item 601(b)(10) of Regulation S-K promulgated under the Securities Act to be attached as an exhibit to any registration statement on Form S-1 filed by the Seller under the Act if the Seller were to file such a registration statement under the Act on the date on which this representation and warranty is made.

     (b) Each material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) is valid and binding on each of the parties thereto in accordance with its terms, (ii) was made in the normal and ordinary course of the Business and (iii) contains no provision or covenant prohibiting or limiting the ability of the Seller or any Subsidiary to operate their respective Businesses.

     (c) No party to any material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) has provided any notice to the Seller of its intent to terminate or withdraw its participation in any such Contract, (ii) has, to the knowledge of the Seller and Shareholder, threatened to terminate or withdraw from participation in any such Contract or
(iii) is, to the knowledge of the Seller and Shareholder, in breach or default under any provision thereof, and, to the knowledge of the Seller and Shareholder, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

     (d) Except as expressly set forth in the Disclosure Schedule, no Consent of any party to any material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject is required in connection with the transactions contemplated by this Agreement.

     (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrances upon any of the Purchased Assets under the terms of any such Contract.

     3.15. Insurance. The Disclosure Schedule includes a complete and accurate list of all insurance policies held by the Seller identifying all of the following for each such policy: (i) the type of insurance; (ii) the insurer;
(iii) the policy number; (iv) the applicable policy limits, (v) the applicable periodic premium; and (vi) the expiration date. Each such insurance policy is valid and binding and is and has been in effect since the date of its issuance. All premiums due thereunder have been paid, and the Seller has not received any notice of any cancellation, non-renewal or termination in respect of any such policy. The Seller is not in default in any material respect under any such policy. To the knowledge of the Seller and the Shareholder, no such insurer is the subject of insolvency proceedings. Neither the Seller nor the Person to whom any such insurance policy has been issued has received notice that any insurer under any policy referred to in the Disclosure Schedule is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Seller has notified its insurance carriers of all litigation, claims and facts which could reasonably be expected to give rise to a claim, all of which are disclosed in the Disclosure Schedule (including worker's compensation claims). The liability insurance maintained by the Seller is and has at all times prior to the date of this Agreement been on an "occurrence" basis.

     3.16. Proprietary Rights.

     (a) Included in the Disclosure Schedule is a complete and accurate list and full description of each item of the Seller's Intellectual Property (excluding general intellectual property, industrial or proprietary rights or trade secrets, technology and know-how) together with, in the case of registered Intellectual Property: the (i) applicable registration number; (ii) filing, registration, issue or application date; (iii) record owner; (iv) country; (v) title or description; and (vi) remaining life. In addition, the Disclosure
Schedule identifies whether each item of Intellectual Property is owned by the Seller or possessed and used by the Seller under any Contract. The Intellectual Property constitutes valid and enforceable rights and does not infringe or conflict with the rights of any other Person; provided that to the extent the foregoing relates to Intellectual Property used but not owned by the Seller, such representation and warranty is given solely to the knowledge of the Seller and Shareholder.

     (b) There is neither pending, nor to either the Seller's or the Shareholder's knowledge, threatened, any Legal Proceeding against the Seller contesting the validity or right of the Seller to use any of the Intellectual Property, and the Seller has not received any notice of infringement upon or conflict with any asserted right of others nor, to either the Seller's or the Shareholder's knowledge, is there a basis for such a notice. To either the Seller's or the Shareholder's knowledge, no Person is infringing the Seller's rights to the Intellectual Property.

     (c) Except as otherwise provided in the Disclosure Schedule, the Seller does not have any obligation to compensate others for the use of any Intellectual Property. In addition, except as otherwise provided in the Disclosure Schedule, the Seller has not granted any license or other right to use, in any manner, any of the Intellectual Property, whether or not requiring the payment of royalties.

     (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Contract relating to or affecting the Intellectual Property, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrances upon any of the Purchased Assets under the terms of any such Contract.

     3.17. Environmental Matters.

     (a) The Seller and the operation of the Business is and has been in compliance with all applicable Environmental Laws.

     (b) There have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions on the part of, or caused by, the Seller or Shareholder (or to the knowledge of the Seller or Shareholder, caused by a third party) that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, Order or action involving or relating to the Seller, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, or industrial, toxic or hazardous substance or wastes.

     (c) To the knowledge of the Seller and Shareholder, there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Real Property. To the knowledge of the Seller and Shareholder, no polychlorinated byphenyls (PCBs) are present, in use or stored on any of the Real Property. To the knowledge of the Seller and Shareholder, no radon gas or the presence of radioactive decay products of radon are present on, or underground at any of the Real Property at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.

     3.18. Permits.

     (a) Each of the Seller and its employees, independent contractors and agents has obtained and holds in full force, and the Disclosure Schedule sets forth a complete and accurate list of, all Permits that are necessary for the operation of their respective Businesses. Neither the Seller nor any such employee, independent contractor or agent is in noncompliance in any material respect with the terms of any such Permit. Any Permits that cannot be transferred to the Purchaser are identified as such on the Disclosure Schedule.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, acceleration or modification in or with respect to any such Permit, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Permit or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrance upon any of the Purchased Assets under the terms of any Permit.

     (c) Except as set forth in the Disclosure Schedule, there is no Order outstanding against the Seller, nor is there now pending, or to either the Seller's or any of the Shareholder' knowledge, threatened, any Legal Proceeding, which could adversely affect any Permit required to be obtained and maintained by the Seller.

     3.19. Regulatory Filings. The Seller has filed all registrations, filings, reports, or submissions that are required by any Requirement of Law. All such filings were made in compliance with applicable Requirements of Law when filed and no deficiencies have been asserted by any Governmental or Regulatory Authority with respect to such filings and submissions that have not been finally resolved.

     3.20. Taxes and Tax Returns.

     (a) The Seller has duly and timely filed all Tax Returns. Each such Tax Return is true, accurate and complete in all material respects. The Seller has paid in full all Taxes for the period covered by such Tax Return. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or prior to the date of the Seller Balance Sheet, are reflected as a liability thereon.

     (b) The Seller has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code, or similar provisions under any foreign Requirements of Law) and have, within the time and in the manner prescribed by applicable Requirements of Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Requirements of Law.

     (c) No deficiency for any Taxes has been asserted or assessed against the Seller that has not been resolved and paid in full or fully reserved for and identified on the Seller Balance Sheet and, to the knowledge of the Seller and Shareholder, no deficiency for any Taxes has been proposed that has not been fully reserved for and identified on the Seller Balance Sheet. The Seller has not received any outstanding and unresolved notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Seller. Except as set forth in the Disclosure Schedule (which sets forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no Legal Proceeding or audit or similar foreign proceedings is pending with regard to any of the Seller's Taxes or Tax Returns.

     (d) No waiver or comparable consent given by the Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the knowledge of the Seller and the Shareholder, is any request for any such waiver or consent pending.

     (e) None of the Purchased Assets is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

     (f) To the knowledge of the Seller and Shareholder, no state of facts exists or has existed that would constitute grounds for the assessment of Tax liability with respect to period that have not been audited by the IRS or any other Taxing Authority.

     3.21. Affiliate Transactions. The Disclosure Schedule lists and fully describes each Contract, transaction or series of transactions, whether written or oral (other than for the compensation arrangements described in the Disclosure Schedule under Section numbers 3.8, 3.9 and 3.25), pursuant to which the Seller is, or, at any time during the previous five (5) years has been, a party or otherwise bound with any Affiliate of any or all of the Seller and the Shareholder (an "Affiliate Transaction"). Each Affiliate Transaction has been entered into the normal and ordinary course of the Business.

     3.22. [Intentionally omitted.]

     3.23. Receivables. Since the Balance Sheet Date, the Seller has not written-off, nor under GAAP is it appropriate to write off, any Receivables. All Receivables currently owing to the Seller are completely and accurately listed and aged in the Disclosure Schedule. The Receivables arose from bona fide transactions in the normal and ordinary course of business and reflect credit terms consistent with past practice. The Seller has good and valid title to its Receivables, free and clear of all Encumbrances. The Seller has not sold, factored, securitized, or consummated any similar transaction with respect to any of its Receivables. Subject to proper reserves taken into account in accordance with GAAP as reflected in the Disclosure Schedule, each Receivable represents a valid and enforceable obligation due to the Seller for goods sold and services rendered in the ordinary course of business (i.e., without resort to litigation or assignment to a collection agency), and is not subject to any dispute, counterclaim, defense, set-off or other claim.

     3.24. Solvency. On and as of the date of this Agreement, and after giving effect to the Closing and any other transactions contemplated by this Agreement,
(i) the sum of the Seller's obligations and liabilities is not greater than all of the assets of the Seller at a fair valuation, (ii) the present fair salable value of the Seller's assets is not less than that will be required to pay the probable liability of the Seller on its obligations and liabilities (excluding those to be assumed by the Purchaser) as they become absolutely mature, (iii) the Seller has not incurred, will not incur, does not intent to incur and does not believe that it will incur, obligations and liabilities beyond the Seller's ability to pay such obligations and liabilities as they mature, (iv) the Seller is not engaged in, and is not about to engage in, a business or transaction for which the Seller's assets constitutes or would constitute unreasonably small capital, and (v) the Seller is not insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer or conveyance made by it voidable or fraudulent pursuant to, any

Requirements of Law pertaining to bankruptcy, insolvency or creditors' rights generally including, without limitation the Bankruptcy Code of 1978, 11 U.S.C. ss.101, et seq., as amended, or any other applicable Requirements of Law relating to fraudulent conveyances, fraudulent transfers or preferences. The Seller is receiving reasonably equivalent value and consideration from the Purchaser for the Purchased Assets and is not selling the Purchased Assets to the Purchaser with intent to hinder, delay or defraud any of its creditors.

     3.25. Officers and Directors.

     (a) The Disclosure Schedule accurately and completely lists the names of the Seller's directors, executive officers, and significant employees (as such term is defined in Regulation S-K), and the compensation payable to each of them to serve as such.

     (b) Except as set forth in the Disclosure Schedule, none of the Shareholder or any of the current directors, current executive officers or current significant employees of the Seller or the Shareholder has, within the past five
(5) years:

               (i) (x) filed or had filed against it, him or her a petition under the Federal bankruptcy laws or any state insolvency or similar law, or (y) had a receiver, conservator, fiscal agent or similar officer appointed by a court for the business, property or assets of such individual or corporation, or any partnership in which it, he or she was a general partner or any other Person of which he or she was a director or an executive officer or had a position having similar powers and authority at or within two (2) years of the date of such filing;

               (ii) been convicted of, or pled guilty or no contest to, any crime (other than traffic offenses and other minor offenses);

               (iii) been named as a subject of any criminal Legal Proceeding (other than for traffic offenses and other minor offenses);

               (iv) been the subject of any Order or sanction relating to an alleged violation of, or otherwise found by any Governmental or Regulatory Authority to have violated: (x) any Requirement of Law relating to securities or commodities, (y) any Requirement of Law respecting financial institutions, insurance companies, or fiduciary duties owed to any Person, (z) any Requirement of Law prohibiting fraud (including, without limitation, mail fraud or wire fraud);

               (v) been the subject of any Order enjoining or otherwise prohibiting it, him or her from engaging in any type of business activity; or

               (vi) been the subject of any Order or sanction by (x) a self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), (y) a contract market designated pursuant to Section 5 of the Commodity Exchange Act, as amended, or (z) any substantially equivalent foreign authority or organization.

     3.26. Broker's or Finders. Except as set forth in the Disclosure Schedule, neither the Seller nor the Shareholder has engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement, and no Person has or will have, as a result of the consummation of the transaction contemplated by this Agreement, any right, interest or valid claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker thereof on account of any action on the part of the Seller or Shareholder. Without degradation to any of the foregoing, the Seller and the Shareholder are solely responsible for the payment of the commissions, fees and other compensation payable to the Person having any such right, interest or claim on account of any action on the part of the Seller or Shareholder.

     3.27. No Other Agreements to Sell Assets. Neither the Seller nor the Shareholder have granted, and there is not outstanding any option, right, agreement, Contract or other obligation or commitment pursuant to which any other Person could reasonably claim a right to acquire in any way the Purchased Assets or any ownership or other material interest in either the Seller or the Business.

     3.28. Customers. The Disclosure Schedule accurately and completely lists the names of the ten largest customers (in terms of dollar volume of purchases) of the Seller and details the Seller's total revenue attributable to each such customer for the fiscal years ended 1995, 1996 and 1997 and the current fiscal year to date. Except as set forth in the Disclosure Schedule, there has been no adverse change in the Seller's business relationship with any such customer that, in the aggregate, would have a Material Adverse Effect upon the Seller or the Business.

     3.29. Investment Company. The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time, or any successors thereto.

     3.30. Absence of Changes. Since the Balance Sheet Date, except as set forth in the Disclosure Schedule, there has not been with respect to the Seller:

               (i) any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

               (ii) any change in its authorized capital, or securities outstanding, or any grant of any options, warrants, calls, conversion rights or commitments.

               (iii) any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except any declaration of dividends payable by the Seller.

               (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

               (v) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character that would have a Material Adverse Effect;

               (vi) any distribution, sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of any of its business to any person, including, without limitation, the Shareholder and their Affiliates, other than distributions, sales or transfers in the ordinary course of business to persons other than the Shareholder and their Affiliates;

               (vii) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including without limitation any indebtedness or obligation of the Shareholder or any Affiliate thereof, other than the negotiation and adjustment of bills in the course of good faith disputes with customers in a manner consistent with past practice;

               (viii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business;

               (x) any waiver of any of its material rights or claims;

               (xi) any transaction by the Seller outside the ordinary course of its respective businesses; or

               (xii) any cancellation or unscheduled termination of a material Contract.

     3.31. Accuracy and Completeness of Information. To the knowledge of the Seller and Shareholder, all information furnished, to be furnished or caused to be furnished to the Purchaser by either the Seller or the Shareholder with respect to the Purchased Assets, the Assumed Liabilities, the Business, the Seller or the Shareholder for the purposes of or in connection with this Agreement, or any transaction contemplated by this Agreement is or, if furnished after the date of this Agreement, will be true and complete in all material respects and does not, and, if furnished after the date of this Agreement, will not, contain any untrue statement of material fact or fail to state any material fact necessary to make such information not misleading.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     4.1. Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and
(iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a material adverse effect upon the Purchaser's businesses, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise).

     4.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser (i) are within the Purchaser's corporate powers and duly authorized by all necessary corporate action on the part of the Purchaser and
(ii) do not (A) require any action by or in respect of, or filing with, any governmental body, agency or official, except as set forth in this Agreement or
(B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to Purchaser or any of its properties or any Contract to which the Purchaser or any of its properties is bound, except filings and approvals in connection with the Initial Public Offering.

     4.3. Enforceability. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     4.4. Litigation. There is no Legal Proceeding or Order pending against or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or any of its properties or otherwise that could adversely affect or restrict the ability of the Purchaser to consummate fully the transactions contemplated by this Agreement or that in any manner draws into question the validity of this Agreement.

     4.5. Broker's or Finders. The Purchaser has not engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement, and no Person has or will have, as a result of the consummation of the transaction contemplated by this Agreement, any right, interest or valid claim against or upon the Seller or Shareholder for any commission, fee or other compensation as a finder or broker thereof on account of any action on the part of the Purchaser. Without degradation to any of the foregoing, the Purchaser is solely responsible for the payment of the commissions, fees and other compensation payable to any Person having any such right, interest or claim on account of any action on the part of the Purchaser.


                                    ARTICLE 5
                                    COVENANTS

     5.1. Good Faith. Each of the Seller, the Shareholder and the Purchaser shall perform each and every of their respective obligations under this Agreement and shall perform the transactions contemplated by this Agreement in good faith and in a commercially reasonable manner.

     5.2. Approvals. Each of the Seller, the Shareholder and the Purchaser shall use their respective commercially reasonable best efforts to obtain all Regulatory Approvals and Consents from such other third parties including, without limitation, Consents required under any Contract, Permit or Requirement of Law, that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement. Nothing contained herein shall require either of the Seller or the Purchaser to amend the provisions of this Agreement, to pay or cause any of its Affiliates to pay any money, or to provide or cause any of its Affiliates to provide any guaranty to obtain any such Regulatory Approvals or Consents.

     5.3. Cooperation; Access to Books and Records.

     (a) The Seller will, and the Shareholder will and will cause the Seller to, cooperate with the Purchaser in connection with the transactions contemplated by this Agreement and any Purchaser Financing Transaction, including, without limitation, cooperating in the determination of which Regulatory Approvals and Consents are required or advisable to be obtained prior to the Closing Date. Until the Closing Date, the Seller will, and the Shareholder will and will cause the Seller to, afford to the Purchaser, its agents, legal advisors, accountants, auditors, commercial and investment banking advisors and other authorized representatives, agents and advisors reasonable access to all of the properties and books and records of the Seller (including those in the possession or control or their accountants, attorneys and any other third party), as the case may be, for the purpose of permitting the Purchaser to make such investigation and examination of the business and properties of the Seller as the Purchaser, in its discretion, shall deem necessary, appropriate or desirable. Any such investigation, access and examination shall be conducted upon reasonable prior notice under the circumstances. The Seller will, and the

Shareholder will cause the Seller to, cause each of their respective directors, officers, employees and representatives, including, without limitation, their respective counsel and accountants, to cooperate fully with the Purchaser in connection with such investigation, access and examination. The results of such investigation and examination is for the Purchaser's sole benefit, and shall not
(i) impair or reduce any representation or warranty made by any or all of the Seller or the Shareholder in this Agreement, (ii) relieve the Seller or the Shareholder from its or their obligations with respect to such representations and warranties (including, without limitation, the indemnification obligations under Article 10), or (iii) mitigate the Seller's or the Shareholder' obligations to disclose all material facts to the Purchaser with respect to the Seller and the Business.

     (b) The Purchaser will cooperate with the Seller in connection with the transactions contemplated by this Agreement and any Purchaser Financing Transaction, including, without limitation, cooperating in the determination of which Regulatory Approvals and Consents are required or advisable to be obtained prior to the Closing Date. Until the Closing Date, the Purchaser will afford to the Seller and its agents, legal advisors and accountants reasonable access to all of the properties and books and records of the Purchaser (including those in the possession or control or their accountants, attorneys and any other third party), as the case may be, for the purpose of permitting the Seller to make such investigation and examination of the business and properties of the Purchaser and any of its Subsidiaries as the Seller, in its discretion, shall deem necessary, appropriate, or desirable. Any such investigation, access and examination shall be conducted upon reasonable prior notice under the circumstances. Purchaser will cause each of its directors, officers, employees and representatives, including, without limitation, its counsel and accountants, to cooperate fully with the Seller, in connection with such investigation, access and examination. The results of such investigation and examination is for the Seller's sole benefit, and shall not (i) impair or reduce any representation or warranty made by the Purchaser in this Agreement, (ii) relieve the Purchaser from its obligations with respect to such representations and warranties (including, without limitation, the Purchaser's obligations under Article 10), or (iii) mitigate the Purchaser's obligations to otherwise disclose all material facts to the Seller with respect to the Purchaser. The Purchaser will cooperate, as reasonably requested and at Seller's expense, with Seller in its efforts to sell the Real Estate that is to be subject to the Lease.

     5.4. Duty to Supplement.

     (a) Promptly upon the Seller's or the Shareholder' discovery of the occurrence of any development, event, circumstance or condition occurring after the date hereof that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Purchased Assets, or the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller, the Shareholder shall, and shall cause the Seller to, as the case may be, notify the Purchaser of such development, event, circumstance or condition. In the event that the Purchaser receives such notice or otherwise discovers the fact of any such development, event, circumstance or condition, the Purchaser shall be entitled, at its option, to terminate this Agreement within ten (10) days after so discovering without further obligation or liability upon the delivery of written notice to the Seller to that effect; provided, however, that before Purchaser may exercise its termination right, it must afford the Seller the opportunity to cure the matter giving rise to the termination right (but for no longer than five days following the date Purchaser notifies the Seller of its intent to terminate) unless, in the judgment of the managing underwriter of the Initial Public Offering, any such cure period might adversely affect the Initial Public Offering.

     (b) Promptly upon the Seller's or the Shareholder' discovery of any fact, event, condition or circumstance that causes any representation or warranty made by any or all of the Seller or the Shareholder to the Purchaser in this Agreement to become untrue or inaccurate at any time after the date of this Agreement, the Shareholder shall, and shall cause the Seller to, notify the Purchaser of such fact, event, condition or circumstance.

     5.5. Information Required for Purchaser Financing Transactions. The Seller and the Shareholder shall furnish the Purchaser with the following information:

     (a) any unaudited interim financial statements requested by the Purchaser or any Underwriter to be included in any registration statement, prospectus, document or other item, or any amendment or supplement thereof, relating any Purchaser Financing Transaction, all of which shall (i) be in accordance with the Books and Records maintained in accordance with good business practice and in the normal and ordinary course of business, (ii) be prepared in accordance with GAAP applied on a consistent basis (except for the absence of notes and subject to normal year-end audit adjustments), (iii) present fairly the financial position of the Seller as of the date thereof and the results of operations and changes in Shareholder' equity and cash flows for the periods covered thereby, and (iv) include comparable interim financial statements for the prior year period; and

     (b) such other written information with respect to themselves as the Purchaser or any Underwriter may reasonably deem necessary, desirable or appropriate in connection with any Purchaser Financing Transaction or the preparation of any registration statement, prospectus, document or other item relating thereto; provided, however, that the Purchaser will be responsible for the expenses incurred by the Seller or Shareholder in connection with the foregoing if (i) the Seller and Shareholder would not have incurred such expenses but for their agreement herein and (ii) such expenses are out-of-pocket expenses payable to a third party who is not an Affiliate of the Seller or Shareholder.

     5.6. Performance of Conditions. The Seller, the Shareholder and the Purchaser shall, and the Shareholder shall cause the Seller to, take all reasonable steps necessary or appropriate and use all commercially reasonable efforts to effect as promptly as practicable the fulfillment of the conditions required to be obtained that are necessary or advisable for the Seller and the Purchaser to consummate the transactions contemplated by this Agreement including, without limitation, all conditions precedent set forth in Article 6.

     5.7. Conduct of Business. During the period of time from and after the date of this Agreement to the Closing Date, the Seller shall, and the Shareholder shall cause the Seller to, operate the Business in the normal and ordinary course in a manner consistent with past practice including, without limitation, to do the following (except that, solely with respect to Subsection 5.7(h) below, the Company shall be entitled to request the consent of the Purchaser to take action, which consent shall not be unreasonably withheld, and, in the event that the Purchaser fails to deliver to the Company its reply by telephone, telecopy or in writing within 24 hours of receiving such request, such request shall be deemed to be approved and the Company shall be entitled to proceed as requested):

     (a) to maintain the Seller's corporate existence and all Permits, bonds, franchises and qualifications to do business;

     (b) to comply with all Requirements of Law;

     (c) to use its commercially reasonable best efforts to preserve intact the Seller's business relationships with its agents, customers, employees, creditors and others with whom the Seller has a business relationship;

     (d) to use its commercially reasonable best efforts to preserve the Seller's assets, properties and rights (including, without limitation, the Purchased Assets) necessary or advisable to the profitable conduct of the Business;

     (e) to pay when due all Taxes lawfully levied or assessed against the Seller before any penalty or interest accrues on any unpaid portion thereof and to file all Tax Returns when due (including after applicable extensions); provided that no such payment shall be required which is being contested in good faith and by proper proceedings and for which appropriate reserves as may be required by GAAP have been established;

     (f) to maintain in full force and effect all policies of insurance adequate (both in terms of coverage and amount of coverage) to insure against risks as are customarily and prudently insured against by companies of established repute engaged in the same or a similar business;

     (g) to perform all material obligations under all Contracts to which the Seller is a party or by which it or its properties are bound or subject;

     (h) to maintain present debt and lease instruments and not enter into new or amended debt or lease instruments without the knowledge and consent of the Purchaser, which consent shall not be unreasonably withheld; and

     (i) to collect Receivables and pay Accrued Expenses in a manner consistent with past practices.

     5.8. Negative Covenants. During the period from and after the date of this Agreement until the Closing Date, the Seller shall not, and the Shareholder shall not cause the Seller to do, and shall not permit the Seller to do, directly or indirectly, any of the following without the express prior written consent of the Purchaser, which consent shall not be unreasonably withheld (except that, solely with respect to Subsection 5.8(n) and, to the extent applicable, Subsection 5.8(q) below, the Company shall be entitled to request the consent of the Purchaser to take action, which consent shall not be unreasonably withheld, and, in the event that the Purchaser fails to deliver to the Company its reply by telephone, telecopy or in writing within 24 hours of receiving such request, such request shall be deemed to be approved and the Company shall be entitled to proceed as requested):

     (a) make or adopt any changes to or otherwise alter the Seller's certificate or articles of incorporation, by-laws or any other governing or constitutive documents;

     (b) purchase or enter into any Contract or commitment to purchase or lease any real property;

     (c) grant any salary increase or permit any advance to any director, officer or employee or enter into any new, or amend or otherwise alter, any Employee Benefit Plan, or any employment or consulting Contract, or any Contract providing for the payment of severance (other than salary increases aggregating not more than $15,000 on an annualized basis);

     (d) make any borrowings or otherwise create, incur, assume or guaranty any indebtedness (except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the normal and ordinary course of the Business), issue any commercial paper or refinance any existing borrowings or indebtedness other than in the ordinary course of business, except for the borrowing by the Company against the cash value of certain life insurance policies of an amount equal to approximately $130,000 to be used to repay the outstanding mortgage on real property owned by the Company;

     (e) enter into any Permit other than in the normal and ordinary course of business;

     (f) enter into any Contract, other than in the ordinary course of the Business; provided that any Contract permitted to be entered into pursuant to this Section 5.8(f) shall not (i) involve a pledge of or an encumbrance on any of the Seller's assets or the incurrence by the Seller of liabilities (other than in the performance of services for customers in the ordinary course of business) in any one transaction or series of related transactions in excess of $10,000 and cause the aggregate commitment under all such new Contracts to exceed $100,000, or (ii) involve a term of more than one (1) year;

     (g) make, or enter into any commitment to make, any contribution (charitable or otherwise) to any Person;

     (h) enter into any transaction with any Affiliate of either or both of the Seller or the Shareholder including, without limitation the purchase, sale or exchange of property with, the rendering of any service to, or the making of any loans to, any such Affiliate (provided that the foregoing will not restrict the Seller's ability to pay bonuses to employees or to pay dividends on its common stock);

     (i) grant or issue any subscription, warrant, option or other right to acquire any of the Seller's securities, whether debt or equity, and whether by conversion or otherwise, or make any commitment to do so;

     (j) merge or consolidate, or agree to merge or consolidate, with or into any other Person or acquire or agree to acquire or be acquired by any Person;

     (k) mortgage, pledge, hypothecate or grant a security interest in, or otherwise permit or suffer to exist any Encumbrance upon, any of the Purchased Assets;

     (l) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Seller's assets with an individual fair market value of $5,000 or more, except for (i) the disposition of obsolete or worn-out assets in the normal and ordinary course of business, which assets do not exceed, in the aggregate, 5% of the Seller's assets as reflected on the Seller Balance Sheet; (ii) sale-leaseback transactions entered into in an arm's-length transaction in the ordinary course of business or (iii) the sale of inventory in the ordinary course of business; provided, however, that the Seller shall be permitted to sell the Real Property that is subject to the Lease but only on the condition that the purchaser of such Real Property agrees to lease it back to the Purchaser on terms no less favorable to the Purchaser than are contained in the Lease;

     (m) (i) change any of its methods of accounting in effect as at the Balance Sheet Date, or (ii) make or rescind any express or deemed election relating to Taxes, or change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of income Tax Returns for the taxable year ended June 30, 1997, except, in either case, as may be required by any applicable Requirement of Law, the IRS or GAAP;

     (n) enter into any Contract or make any commitment to make any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;

     (o) cause or permit the Seller or any such Subsidiary to (i) terminate any Employee Benefit Plan, (ii) permit any "prohibited transaction" involving any Employee Benefit Plan, (iii) fail to pay to any Employee Benefit Plan any contribution which it is obligated to pay under the terms of such Employee Benefit Plan, whether or not such failure to pay would result in an "accumulated funding deficiency" or (iv) allow or suffer to exist any occurrence of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Employee Benefit Plan. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA;

     (p) enter into any transaction or conduct any operations not in the normal and ordinary course of business; or

     (q) enter into any Contract or make any commitment to do any of the foregoing.

     5.9. Exclusive Negotiation. The Seller and the Shareholder shall not: (i) provide any information about the Seller or the Business to any Person (other than the Purchaser or its representatives) with a view to sell, exchange or dispose or solicit an offer for the acquisition of any of the Purchased Assets or any ownership or other material interest in the Seller or the Business; (ii) solicit or accept any other offers for the sale, exchange or other disposition of any of the Purchased Assets or any ownership or other material interest in the Seller or the Business; (iii) negotiate or discuss with any Person (other than the Purchaser or any of its representatives) the possible sale, exchange or other disposition of any of the Purchased Assets or any ownership or other material interest in the Seller or the Business; or (iv) sell, exchange or otherwise dispose of any of the Purchased Assets or any ownership or other material interest in the Seller or the Business, in any of the foregoing cases, whether by equity sale, merger, consolidation, equity exchange, sale of assets or otherwise. The Seller shall, and the Shareholder shall and shall cause the Seller to, advise the Purchaser promptly of its or his receipt of any written offer or written proposal concerning any of the Purchased Assets, the Seller, or the Business or any material interest therein, and the terms thereof.

     5.10. Public Announcements. Prior to the Closing, neither the Seller nor Shareholder shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of the Purchaser. In addition, prior to Closing, before the Purchaser issues a public statement that refers to the Seller or Shareholder (other than in the Registration Statement) the Purchaser will endeavor to consult with the Seller to the extent time permits. Nothing contained herein shall restrict the ability of the Seller from contacting a third party in order to obtain a Consent to the transactions contemplated hereby.

     5.11. Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Disclosure Schedule or any other Schedule hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, provided that no amendment or supplement to the Disclosure Schedule prepared by the Seller that constitutes or reflects an event or occurrence that would have a Material Adverse Effect shall be effective unless the Purchaser consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6 and 7 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 5.11. Except as otherwise provided herein, no amendment of or supplement to a Schedule shall be made later than 24 hours prior to the anticipated effectiveness of the Registration Statement in connection with the Initial Public Offering (the "Registration Statement").

     5.12. Cooperation in Preparation of Registration Statement.

     (a) The Seller and the Shareholder shall furnish or cause to be furnished to the Purchaser and the underwriters of the Initial Public Offering (the "Underwriters") all of the information concerning the Seller or the Shareholder reasonably requested by the Purchaser and the Underwriters, and will cooperate with the Purchaser and the Underwriters in the preparation of, any registration statement (or similar document) relating to the Purchaser Financing Transaction and the prospectus (or similar document) included therein (including audited financial statements, prepared in accordance with generally accepted accounting principles). The Seller and the Shareholder agree promptly to advise the Purchaser if at any time during the period in which a prospectus relating to the Purchaser Financing Transaction is required to be delivered under the Securities Act, any information contained in the prospectus concerning the Seller or the Shareholder becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy. The Purchaser agrees to use its commercially reasonable best efforts to prepare and file the Registration Statement as promptly as practicable, to furnish the Seller with a copy thereof and each amendment thereto in substantially the form in which it is to be filed as promptly as practicable prior to such filing (it being understood that neither the Seller nor the Shareholder has any obligation to review the same) and to diligently seek to cause the Registration Statement to be declared effective and the Initial Public Offering to be completed. The Purchaser agrees that neither the Seller nor the Shareholder shall have any responsibility for pro forma adjustments that may be made to the Financial Statements.

     (b) The Seller and the Shareholder acknowledge and agree: (i) that, prior to the execution and delivery of a definitive underwriting agreement, the Underwriters have made no firm commitment, binding agreement, or promise or other assurance of any kind, whether express or implied, oral or written, that the Registration Statement will become effective or that the Initial Public Offering pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) that none of the prospective Underwriters of the Purchaser's common stock, in the Initial Public Offering nor any officers, directors, agents or representatives of such Underwriters shall have any liability to the Shareholder, the Seller or any other person affiliated or associated with the Seller for any failure of the Registration Statement to become effective, the Initial Public Offering to occur at a particular price or within a particular range of prices or occur at all; and (iii) the decision of the Shareholder and the Seller to enter into this Agreement and, if applicable, to vote in favor of or consent to the transactions contemplated hereby, has been or will be made independent of, and without reliance upon, any statements, opinions or other communications of, or due diligence investigation which have been or will be made or performed by any prospective Underwriter, relative to the Purchaser or the prospective Initial Public Offering. The Seller acknowledges that shares of DocuNet Common Stock received as a part of the Purchase Price, if any, will not be issued pursuant to the Registration Statement; and, therefore, the Underwriters shall have no obligation to the Seller or the Shareholder with respect to any disclosure contained in the Registration Statement and neither Seller nor the Shareholder may assert any claim against the Underwriters relating to the Registration Statement on account thereof.


     5.13. Examination of Final Financial Statement. The Seller shall provide to Purchaser prior to the Closing Date the unaudited consolidated balance sheets of the Seller for each month and fiscal quarter end between the date of this Agreement and the Closing Date, and the unaudited consolidated statements of income, cash flows and retained earnings of the Seller for such subsequent fiscal months and quarters. In addition, the Seller shall prepare and deliver to the Purchaser at Closing, the Most Recent Balance Sheet and shall deliver to the Purchaser, within forty-five (45) days after the Closing Date, the Closing Balance Sheet. Such financial statements, which shall be deemed to be Financial Statements (as defined herein), shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except for the absence of notes and subject to normal year-end audit adjustments).

     5.14. Audit Opinion. The parties acknowledge that the Financial Statements identified in Section 3.10(a) have been reviewed by Arthur Andersen LLP in anticipation of rendering its unqualified opinion thereon prior to consummation of the Initial Public Offering.

     5.15. Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that one or more filings under the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that filings under the Hart-Scott Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by the Seller and the Stockholder shall be deemed a condition precedent in addition to the conditions precedent set forth in Article 6 of this Agreement, and such compliance by Purchaser shall be deemed a condition precedent in addition to the conditions precedent set forth in Article 6 of this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made. If filings under the Hart-Scott Act are required, the costs and expenses thereof (including filing fees) shall be borne by Purchaser. The obligation of each party to consummate the transactions contemplated by this Agreement is subject to the expiration or termination of the waiting period under the Hart-Scott Act, if applicable.

     5.16. Lease. At the Closing, Seller and Purchaser will execute the Lease or, if the Real Property subject to such Lease has been sold to a third party, Seller will cause such third party to lease such Real Property to the Purchaser (by direct lease or assignment of Seller's Lease) on terms no less favorable to the Purchaser than the terms contained in the Lease.


                                    ARTICLE 6
                         CONDITIONS PRECEDENT TO CLOSING

     6.1. Conditions Precedent to Purchaser's Obligations. The Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Purchaser of, prior to or at the Closing, each and every of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties of the Seller and the Shareholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date except for those representations and warranties that by their terms relate to an earlier date, which representations and warranties shall be true and correct in all material respects with regard to such earlier date. The Seller and each of the Shareholder shall execute and deliver to the Purchaser a certificate dated the Closing Date, certifying that all of the Seller's and the Shareholder' representations and warranties contained in this Agreement are true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

     (b) Compliance with Covenants and Conditions. The Seller and the Shareholder shall have each performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Seller and the Shareholder, as the case may be, at or prior to the Closing Date. Each of the Seller and the Shareholder shall execute and deliver to the Purchaser a certificate dated as of the Closing Date, certifying that the Seller and the Shareholder have fully performed and complied in all material respects with all the duties, obligations and conditions required by this Agreement to be performed and complied with by them at or prior to the Closing Date.

     (c) Delivery of Documents. The Seller and the Shareholder shall have each delivered to the Purchaser all documents, certificates, instruments and items required to be delivered by him or it at or prior to the Closing Date pursuant to this Agreement.

     (d) Consents. All proceedings, if any, to have been taken and all Consents including, without limitation, all Regulatory Approvals, necessary or advisable in connection with the transactions contemplated by this Agreement shall have been taken or obtained.

     (e) Financing. The Registration Statement on Form S-1 relating to the Initial Public Offering shall have been declared effective by the Securities and Exchange Commission and the closing of the sale of DocuNet Common Stock to the Underwriters in the Initial Public Offering shall have occurred simultaneously with the Closing Date hereunder.

     (f) Most Recent Balance Sheet The Seller shall have delivered to the Purchaser a true and complete copy of the Most Recent Balance Sheet, together with a certificate dated the Closing Date, signed by the Seller's chief financial officer that the Most Recent Balance Sheet is in accordance with the Books and Records and with GAAP applied on a consistent basis (except for the absence of notes and subject to normal year-end audit adjustments) and presents fairly the financial position of the Seller as of its date.

     (g) No Material Adverse Change. From and after the date of this Agreement, there shall not have occurred or be threatened any development, event, circumstance or condition that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect upon the Purchased Assets, or the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller.

     (h) No Legal Proceeding Affecting Closing. There shall not have been instituted and there shall not be pending or threatened any Legal Proceeding, and no Order shall have been entered (i) imposing or seeking to impose limitations on the ability of the Purchaser to acquire or hold or to exercise full rights of ownership of any of the Purchased Assets; (ii) imposing or seeking to impose limitations on the ability of the Purchaser to combine and operate the business, operations and assets of the Seller with the Purchaser's business, operations and assets; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the transactions contemplated by this Agreement on the Purchaser or any of the Purchaser's directors, officers or employees; (iv) requiring or seeking to require divestiture by the Purchaser of all or any material portion of the business, assets or property of the Seller; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of transactions contemplated by this Agreement.

     (i) Clerk's Certificate. The Seller shall have delivered to the Purchaser a certificate or certificates dated as of the Closing Date and signed on its behalf by its Clerk to the effect that (i)(A) the copy of the Seller's articles of organization attached to the certificate is true, correct and complete, (B) no amendment to such articles of organization has occurred since the date of the last amendment annexed (such date to be specified), (C) a true and correct copy of the Seller's bylaws as in effect on the date thereof and at all times since the adoption of the resolution referred to in (D) is annexed to such certificate, (D) the resolutions by the Seller's and Shareholder's boards of directors and Shareholder authorizing the actions taken in connection with the sale of the Purchased Assets, including, without limitation, the execution, delivery and performance of this Agreement, were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate); and (ii) setting forth the Seller's incumbent officers and including specimen signatures on such certificate or certificates as their genuine signatures.

     (j) Opinion of Counsel of Seller. Palmer & Dodge LLP, counsel for the Seller and the Shareholder, shall have delivered to the Purchaser its favorable opinion, dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser and its counsel. In rendering such opinion, counsel may rely to the extent recited therein on certificates of public officials and of the Seller's officers as to matters of fact, and as to any matter that involves other than federal or Massachusetts law, such counsel may rely upon the opinion of local counsel reasonably satisfactory to the Purchaser and its counsel.

     (k) Employment Agreements. Each of the persons listed on Schedule 6.1(k) shall have entered into an employment or consulting agreement (collectively, the "Employment Agreements") with the Purchaser substantially in the form of Exhibit E attached hereto.

     (l) Escrow Agreement. Shareholder and the Seller shall have executed the Escrow Agreement substantially in the form of Exhibit C attached hereto.

     6.2. Conditions Precedent to Seller's Obligations. The Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Seller of, prior to or at the Closing, each and every of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing Date with the same force as though such representations and warranties had been made on and as of the Closing Date except for those representations and warranties that by their terms relate to an earlier date, which representations and warranties shall be true and correct in all material respects with regard to such earlier date. The Purchaser shall execute and deliver to the Seller a certificate dated as of the Closing Date, certifying that all of its representations and warranties contained in this Agreement are true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

     (b) Compliance with Covenants and Conditions. The Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Purchaser at or prior to the Closing Date. The Purchaser shall execute and deliver to the Seller a certificate dated as of the Closing Date, certifying the Purchaser has fully performed and complied in all material respects with all the duties, obligations and conditions required by this Agreement to be performed and complied with by it at or prior to the Closing Date.

     (c) Delivery of Documents. The Purchaser shall have delivered to the Shareholder all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing.

     (d) No Legal Proceeding Affecting Closing. There shall not have been instituted and there shall not be pending or threatened any Legal Proceeding, and no Order shall have been entered (i) imposing or seeking to impose limitations on the ability of the Seller to sell any of the Purchased Assets;
(ii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the transactions contemplated by this Agreement on the Seller or any of its directors, officers or employees or on the Shareholder; or (iv) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of transactions contemplated by this Agreement.

     (e) Escrow Agreement. The Purchaser shall have executed the Escrow Agreement substantially in the form of Exhibit C attached hereto.

     (f) Employment Agreements. The Purchaser shall have entered into the Employment Agreements.

     (g) Secretary's Certificate. The Purchaser shall have delivered to the Seller a certificate or certificates dated as of the Closing Date and signed on its behalf by its Secretary to the effect that (i)(A) the copy of the Purchaser's articles or certificate of incorporation attached to the certificate is true, correct and complete, (B) no amendment to such articles or certificate of incorporation has occurred since the date of the last amendment annexed (such date to be specified), (C) a true and correct copy of the Purchaser's bylaws as in effect on the date thereof and at all times since the adoption of the resolution referred to in (D) is annexed to such certificate, (D) the resolutions by the Purchasers's board of directors authorizing the actions taken in connection with the purchase of the Purchased Assets including, without limitation, the execution, delivery and performance of this Agreement were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate) and (ii) setting forth the incumbent officers of the Purchaser and including specimen signatures on such certificate or certificates of such officers executing this Agreement on behalf of the Purchaser as their genuine signatures.

     (h) Financing. The registration statement on Form S-1 relating to the Initial Public Offering shall have been declared effective by the Securities and Exchange Commission and the closing of the sale of DocuNet Common Stock to the Underwriters in the Initial Public Offering shall have occurred simultaneously with the Closing Date hereunder.

     (i) Opinion of Counsel of Purchaser. Pepper, Hamilton & Scheetz LLP, counsel for Purchaser, shall have delivered to the Seller and Shareholder its favorable opinion, dated the Closing Date, as to the matters covered in Schedule 6.2(i). In rendering such opinion, counsel may rely to the extent recited therein on certificates of public officials and of officers of

Purchaser as to matters of fact, and such opinion may be limited to federal laws and the laws of the Commonwealth of Pennsylvania.


                                    ARTICLE 7
                                     CLOSING

     At or prior to the Pricing, the parties shall take all administrative actions necessary to prepare to effect the sale of the Purchased Assets and the assumption of the Assumed Liabilities referred to herein; provided, that such actions shall not include the actual completion of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities, the delivery of the Bill of Sale and the Assignment and Assumption Agreement, and the delivery of the check(s) (or wire transfers) referred to in Section 2 hereof, each of which actions shall only be taken upon the Closing Date as herein provided. In the event that there is no Closing Date and this Agreement terminates, Purchaser hereby covenants and agrees to do all things required by Pennsylvania law and all things which counsel for the Seller advises Purchaser are required by applicable laws of the Commonwealth of Massachusetts in order to rescind any actions taken in furtherance of the sale of the Purchased Assets and the assumption of the Assumed Liabilities as described in this Section. The taking of the actions described above shall take place on the Pricing Date at the offices of Pepper, Hamilton & Scheetz LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103. On the Closing Date (i) (a) the Seller's duly executed Bill of Sale, (b) the Seller's duly executed counterpart to the Assignment and Assumption Agreement and (c) all such endorsements, assignments and other instruments of transfer and conveyance including, without limitation, waivers or consents of lessors and other third Persons, and releases, satisfactions and termination statements from secured parties, as may be necessary to vest in the Purchaser indefeasible and marketable legal and beneficial title to the Purchased Assets, free and clear of all Encumbrances, to effect the assignment and assumption of the Assumed Liabilities and to consummate the transactions contemplated by this Agreement, all of which shall be in form and substance reasonably satisfactory to the Purchaser, (ii) all transactions contemplated by this Agreement, the delivery of a bank check or checks or a wire transfer in an amount equal to the consideration which the Seller shall be entitled to receive pursuant to Section 2 hereof, and the delivery of the documents contemplated to be delivered by Purchaser, Seller and Shareholder pursuant to Section 6 hereof, and (iii) the closing with respect to the Initial Public Offering shall occur and be deemed to be completed. The date on which the actions described in the preceding clauses (i), (ii) and (iii) occurs shall be referred to as the "Closing Date." Except as otherwise provided in Section 11 hereof, during the period from the Pricing Date to the Closing Date, this Agreement may only be terminated by the parties if the underwriting agreement in respect of the Initial Public Offering is terminated pursuant to the terms thereof.

                                    ARTICLE 8
                             COVENANT NOT TO COMPETE

     8.1. Confidentiality.

     (a) Each party to this Agreement shall use Confidential Information only in connection with the transactions contemplated hereby (including the Initial Public Offering) and not disclose any Confidential Information about any other party to any Person unless the party desiring to disclose such Confidential Information receives the prior written consent of the party about whom such Confidential Information pertains, except (i) to any party's directors, officers, employees, agents, advisors and representatives who have a need to know such Confidential Information for the performance of their duties as employees, agents or representatives, (ii) to the extent strictly necessary to obtain any Consents including, without limitation, any Regulatory Approvals, that may be required or advisable to consummate the transactions contemplated by this Agreement, (iii) to enforce such party's rights and remedies under this Agreement, (iv) with respect to disclosures that are compelled by any Requirement of Law or pursuant to any Legal Proceeding; provided, that the party compelled to disclose Confidential Information pertaining to any other party shall notify such other party thereof and use his or its commercially reasonable efforts to cooperate with such other party to obtain a protective order or other similar determination with respect to such Confidential Information; (v) made to any party's legal counsel, independent auditors, investment bankers or financial advisors under an obligation of confidentiality; (vi) to other Founding Companies or Potential Founding Companies; or (vii) as otherwise permitted by
Section 5.10 of this Agreement.

     (b) In the event that the transactions contemplated by this Agreement are not consummated in accordance with the terms of this Agreement, each party shall, upon the request of the other party, return to the other party or destroy all Confidential Information and any copies thereof previously delivered by such requesting party, except to the extent that such party deems such Confidential Information necessary or desirable to enforce his or its rights under this Agreement.

     (c) The obligation of confidentiality contained in this Section 8.1 shall,
(i) from and after the date of this Agreement, supersede all of the obligations contained in thatcertain letter agreement among the Purchaser, the Seller and the Shareholder dated June 24, 1997, and (ii) survive the termination of this Agreement, or the Closing, as applicable, for a period of two years after the date of such termination or the Closing Date, respectively; provided, that, if the Closing shall occur, then the Purchaser's obligation of confidentiality shall terminate upon the Closing.

     (d) The parties hereto acknowledge and agree that they may become aware of potential acquisition targets of the Purchaser, including but not limited to the Potential Founding Companies (collectively, the "Purchaser Targets"), in the course of discussions with Purchaser or a Potential Founding Company. Accordingly, the parties hereto each agree not to directly or indirectly seek to acquire or merge with, or pursue or respond to, with an intent to acquire or merge with, any Purchaser Targets until the later of 300 days after the date of this Agreement or 180 days after termination of this Agreement.

     (e) The Purchaser will cause each of the Founding Companies other than the Seller to enter into a provision similar to this Section 8.1 requiring each such Founding Company to keep confidential any information obtained by such Founding Company.

     8.2. Covenant Not To Compete. As a material inducement to the Purchaser's consummation of the transactions contemplated by this Agreement, each of the Seller and the Shareholder shall not, during the Restricted Period, do any of the following, directly or indirectly, without the prior written consent of the Purchaser in its sole discretion:

     (a) compete, directly or indirectly, with the Purchaser or any of its Affiliates or Subsidiaries, or any of their respective successors or assigns, whether now existing or hereafter created or acquired (collectively, the "Related Companies"), or otherwise engage or participate, directly or indirectly, in the business conducted by Purchaser or a Subsidiary as generally described in the Registration Statement (the "Restricted Business") within any geographic area located within the United States of America, its possessions or territories (the "Restricted Area");

     (b) become interested (whether as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise), directly or indirectly, in any Person that engages in the Restricted Business within the Restricted Area; provided, that nothing contained in this Section 8.2(b) shall prohibit the Shareholder from owing, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any publicly held company listed on a well-recognized national securities exchange or on an interdealer quotation system of the National Association of Securities Dealers, Inc; or

     (c) solicit, call on, divert, take away, influence, induce or attempt to do any of the foregoing, in each case within the Restricted Area, with respect to the Purchaser's or any of the Related Companies' (A) customers or distributors or prospective customers or distributors (wherever located) with respect to goods or services that are competitive with those of the Purchaser or any of the Related Companies, (B) suppliers or vendors or prospective suppliers or vendors (wherever located) to supply materials, resources or services to be used in connection with goods or services that are competitive with those of the Purchaser or any of the Related Companies, (C) distributors, consultants, agents, or independent contractors to terminate or modify any contract, arrangement or relationship with the Purchaser or any of the Related Companies or (D) employees (other than family members) to leave the employ of the Purchaser or any of the Related Companies.

     8.3. Specific Enforcement; Extension of Period.

     (a) The Seller and the Shareholder acknowledges that any breach or threatened breach by it or him of any provision of Sections 8.1 or 8.2 will cause continuing and irreparable injury to the Purchaser and the Related Companies for which monetary damages would not be an adequate remedy. Accordingly, the Purchaser and any of the Related Companies shall be entitled to injunctive relief from a court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, neither the Seller nor the Shareholder shall, in any action or proceeding to so enforce any provision of this Article 8, assert the claim or defense that an adequate remedy at law exists or that injunctive relief is not appropriate under the circumstances. The rights and remedies of the Purchaser and any of the Related Companies set forth in this Section 8.3 are in addition to any other rights or remedies to which the Purchaser or any of the Related Companies may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.

     (b) The periods of time set forth in this Article 8 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods. The term "time required for litigation" as used in this Section 8.3(b) shall mean the period of time from the earlier of the Seller's or the Shareholder's, as applicable, first breach of the provisions of Sections 8.1 or 8.2 or service of process upon the Seller or the Shareholder, as applicable, through the expiration of all appeals related to such litigation.

     8.4. Disclosure. The Seller and the Shareholder acknowledge that the Purchaser or any of the Related Companies may provide a copy of this Agreement or any portion of this Agreement to any Person with, through or on behalf of which any of the Seller or the Shareholder may, directly or indirectly, breach or threaten to breach any of the provisions of Section 8.2.

     8.5. Interpretation. It is the desire and intent of the parties that the provisions of this Article 8 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if any provision of this Article 8 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Article 8 shall not be affected thereby. If any particular provision of this Article 8 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Article 8 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

     8.6. Acknowledgment. Each of the Seller and the Shareholder acknowledges that it has carefully read and considered the provisions of this Article 8. Each of the Seller and the Shareholder acknowledges and understands that the restrictions contained in this Article 8 may limit its ability to conduct a business similar to that of the Purchaser or any of the Related Companies, but each of the Seller and the Shareholder nevertheless believes that it has received and will receive sufficient consideration and other benefits to justify such restrictions. Each of the Seller and the Shareholder also acknowledges and understands that these restrictions are reasonably necessary to protect the Purchaser's and the Related Companies' interests, and each of the Seller and the Shareholder do not believe that such restrictions will prevent it from conducting businesses that are not competitive with those of the Purchaser or any of the Related Companies during the term of such restrictions in the Restricted Area.


                                    ARTICLE 9
                                    SURVIVAL

     9.1. Survival of Representations, Warranties, Covenants and Agreements. Subject to the last three (3) sentences of this Section 9.1 and the provisions of Section 2.7, the representations and warranties of the Seller and the Shareholder on the one hand, and the Purchaser on the other hand, contained in this Agreement shall survive until the second anniversary of the Closing Date, except that the representations and warranties set forth in each of Section 3.9,
Section 3.17, Section 3.20 and Section 3.25 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder. The covenants and agreements of the Seller and the Shareholder on the one hand, and of the Purchaser on the other hand, contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed. Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Article 9 will continue to survive if an Indemnity Notice, an Unliquidated Indemnity Notice or a Claim Notice (as applicable) shall have been given in good faith based on facts reasonably expected to establish a valid claim under Article 10 on or prior to the date on which such representation, warranty, covenant or agreement would have otherwise terminated, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 10. Any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party that was made by such party fraudulently or with intent to defraud or mislead or with gross negligence shall indefinitely survive the Closing. Any representation or warranty made by the Seller or the Shareholder in this Agreement or any written information furnished or caused to be furnished by the Seller or the Shareholder to the Purchaser that is incorporated in, or is the basis for omitting information from, the Registration Statement, prospectus or other document, or any amendment or supplement thereof in connection with any Purchaser Financing Transaction shall survive until the expiration of all applicable statutes of limitations regarding claims brought by investors in such Purchaser Financing Transaction alleging material misstatements or omissions in such documents.

     9.2. [Intentionally omitted.]

     9.3. Underwriter's Benefit. The representations and warranties and covenants made by the Seller or the Shareholder contained in this Agreement or any document, instrument, certificate or other item furnished or to be furnished to Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement shall run to the benefit of any Underwriter of the Purchaser's common stock subject to the Initial Public Offering in addition to the benefit of the Purchaser. Accordingly and subject to Section 2.7, any such Underwriter, and each person, if any, who controls any such Underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, shall be
(i) an intended beneficiary of this Agreement, and (ii) deemed to be an Indemnified Party for the purposes of the indemnification provided for in
Article 10.


                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1. Seller and Shareholder's Indemnification. From and after the Closing Date, the Seller and the Shareholder shall, jointly and severally, indemnify and hold harmless the Purchaser and any of its Affiliates, and each Person who controls (within the meaning of the Securities Act) the Purchaser or any such Affiliate, and each of their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all Indemnifiable Losses that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Seller or the Shareholder under this Agreement or any document, instrument, certificate or other item required to be furnished to the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) any untrue statement of any material fact contained in any registration statement, prospectus, document or other item, or any amendment or supplement thereof, prepared, filed, distributed or executed in connection with any Purchaser Financing Transaction, or any omission to state in any such registration statement, prospectus, document, item, amendment or supplement a material fact required to be stated therein or necessary to make the statements therein not misleading, that is based upon any misrepresentation or breach of any warranty made by the Seller or the Shareholder pursuant to this Agreement or upon any untrue statement or omission contained in any information furnished or caused to be furnished by the Seller or the Shareholder to the Purchaser; provided that the Seller and Shareholder hereby acknowledge that the information concerning the Seller and Shareholder in the Registration Statement, except for any pro forma adjustments that may be made to the Financial Statements in accordance with Section 5.12 shall be deemed to be provided to the Purchaser for the purposes hereof; provided further that the Seller and Shareholder shall not be liable for claims made under a prospectus that is based upon any such misrepresentation or breach of a warranty or upon any such untrue statement or omission if the prospectus is distributed after the Seller or Shareholder has notified the Purchaser in writing to correct such specific misstatement or omission; (iii) any obligation and liability of the Seller or the Shareholder of any nature whatsoever, whether now existing or hereafter arising or incurred (including without limitation Massachusetts tax liens), except for the Assumed Liabilities;

(iv) any non-compliance with applicable Requirements of Law relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by the Seller; (v) any action, claim or demand by any holder of the Seller's securities, whether debt or equity, in such holder's capacity as such, whether now existing or hereafter arising or incurred; (vi) any non-compliance with the Worker Adjustment and Retraining Act, 29 U.S.C. ss.2101, et seq., as amended, and the rules and regulations promulgated thereunder and any similar Requirement Law; and (vii) any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

     10.1A No Indemnification of Projected Information. Notwithstanding any possible interpretation of Paragraph 10.1 or any other provision of this Agreement, the failure of the Purchaser or any successor to achieve after the Closing Date any projected financial information, including, without limitation, sales of software and costs of software development, in and of itself shall not result in an Indemnifiable Loss to Purchaser.

     10.2. Purchaser's Indemnification. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and the Shareholder and each of their respective legal representatives, successors and assigns from and against all Indemnifiable Losses imposed upon, incurred by or asserted against, the Seller or the Shareholder resulting from, related to, or arising out of: (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Purchaser under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to the Seller or the Shareholder pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) Assumed Liabilities; (iii) any untrue statement of any material fact contained in any registration statement, prospectus, document or other item, or any amendment or supplement thereof, prepared, filed, distributed or executed in connection with any Purchaser Financing Transaction, or any omission to state in any such registration statement, prospectus, document, item, amendment or supplement a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any untrue statement or omission contained in any information furnished or caused to be furnished by the Seller or Shareholder; and (iv) any Legal Proceeding or Order arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

     10.3. Payment; Procedure for Indemnification.

     (a) In the event that the Person seeking indemnification under this Article 10 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he, she or it shall, within fourteen (14) days after obtaining Knowledge of the incurrence of any such Indemnifiable Loss, give written notice to the party from whom indemnification under this Article 10 is sought (the "Indemnifying Party") of the amount of the Indemnifiable Loss, together with reasonably sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the "Indemnity Notice"). The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article 10; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss. The Indemnifying Party's objection shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article 10. In the event that the parties are unable to resolve the subject of the Indemnity Notice, the issue shall be submitted for determination to a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association.

     (b) In the event that any Indemnified Party shall have reasonable grounds to believe that an Indemnifiable Loss may be incurred, such Indemnified Party shall promptly, and in any event, within fourteen (14) days after obtaining sufficient information to articulate such grounds, give written notice to the applicable Indemnifying Party thereof, together with such information as is reasonably sufficient to describe the potential or contingent claim to the extent then feasible (an "Unliquidated Indemnity Notice"). The failure of an Indemnified Party to give the Indemnifying Party the Unliquidated Indemnity Notice shall not release the Indemnifying Party of liability under this Article 10; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Unliquidated Indemnity Notice. Promptly, but in any event within sixty (60) days after the amount of such claim shall be finalized, resolved, or liquidated, the Indemnified Party shall give the Indemnifying Party an Indemnity Notice, and the Indemnifying Party's obligations under this Article 10 with respect to such Indemnity Notice shall apply.

     (c) In the event the facts giving rise to the claim for indemnification under this Article 10 shall involve any action, or threatened claim or demand by any third Person against the Indemnified Party, the Indemnified Party, within the earlier of, as applicable, ten (10) days after receiving notice of the filing of a lawsuit or sixty (60) days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification (which shall include a notice from any Government Authority of an intent to audit with respect to Taxes), shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article 10; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. Subject to the provision contained in the third sentence immediately following this sentence, and except for claims resulting from, relating to or arising out of any Purchaser Financing Transaction or the provisions of Section 3.20, the Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing; provided, that if the applicable claim or demand is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume the Indemnified Party's defense of such claim, demand or Legal Proceeding, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within thirty (30) days, of its intent to do so. In the case of any claim resulting from, relating to or arising out of any Purchaser Financing Transaction or the provisions of
Section 3.20, to the extent the same involves the tax position of the Indemnified Party, the Purchaser shall have right to control the defense thereof at the Indemnifying Party's expense. Whenever the Indemnifying Party is entitled to defend any claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation; provided, that the Indemnifying Party retains counsel reasonably satisfactory to the Indemnified Party and pursuant to an arrangement satisfactory to the Indemnified Party; otherwise, the Indemnified Party shall have the right to control the defense of the claim or the litigation. Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the written consent of the other party; provided, that if the Indemnified Party is controlling the defense of the claim or the litigation and shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the Indemnifying Party shall not withhold or delay the giving of such consent (and in the event the Indemnifying Party and Indemnified Party are unable to agree as to whether the proposed settlement terms are reasonable, the Indemnifying Party and Indemnified Party will request that the disagreement be resolved by a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association). In the event that the Indemnifying Party is controlling the defense of the claim or the litigation and shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Indemnified Party required under this Section 10.3(c)) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of, the Indemnified Party and the Indemnified Party shall refuse to consent to such settlement, the liability of the Indemnifying Party under this
Article 10, upon the ultimate disposition of such litigation or claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party's failure to consent shall not give rise to the limitation of Indemnifying Party's liability as provided for in this Section 10.3(c), and the Indemnifying Party shall continue to be liable to the full extent of such litigation or claim and provided further, that notwithstanding any provision to the contrary, no Indemnifiable Losses with respect to Taxes involving the tax position of the Purchaser shall be settled without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

     10.4. Equitable Contribution Under the Securities Act. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Purchaser or any controlling Person of the Purchaser (within the meaning of the Securities Act) makes a claim for indemnification pursuant to
Section 10.1(ii) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that
Section 10.1(ii) provides for indemnification in such case, then, the Purchaser, each controlling Person, the Seller and the Shareholder will contribute to the aggregate Indemnifiable Losses to which the Purchaser or any such controlling Person may be subject (after contribution from others) as is appropriate to reflect the relative fault of the Purchaser, such controlling Person, the Seller, and the Shareholder in connection with the statements or omissions which resulted in such Indemnifiable Losses, as well as the relative benefit received by the Purchaser, such controlling Person, the Seller and the Shareholder as a result of the issuance of the securities to which such Indemnifiable Losses relate, it being understood that the parties acknowledge that the overriding equitable consideration to be given effect in connection with this provision is the ability of one party or the other to correct the statement or omission which resulted in such Indemnifiable Losses, and that it would not be just and equitable if contribution pursuant hereto were to be determined by pro rata allocation or by any other method of allocation which does not take into consideration the foregoing equitable considerations; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     10.5. Exclusiveness of Indemnification. The indemnification rights of the parties under this Article 10 are exclusive of other rights and remedies that the parties may have under this Agreement (but for this provision), at law or in equity or otherwise.

     10.6. Limitations on Indemnification. Purchaser and the other Persons or entities indemnified pursuant to Section 10.1 shall not assert any claim for indemnification hereunder against the Seller or the Shareholder until such time as the aggregate of all claims which such persons may have against the Seller or the Shareholder shall exceed $45,000 (the "Indemnification Threshold"), whereupon such claims shall be indemnified in full. Neither the Seller nor the Shareholder shall assert any claim for indemnification hereunder against Purchaser until such time as the aggregate of all claims which Seller or the Shareholder may have against Purchaser shall exceed $45,000, whereupon such claims shall be indemnified in full. The limitation on assertion of claims for indemnification contained in this paragraph shall apply only to claims based upon inaccuracies in, or breaches of, representations and warranties contained in this Agreement or any document, instrument, certificate or other item required to be furnished pursuant to this Agreement or in connection with the transaction contemplated by this Agreement.

     No person shall be entitled to indemnification under this Section 10 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

     No claim under this Article 10 shall be made unless an Indemnity Notice, an Unliquidated Indemnity Notice or a Claim Notice (as applicable) has been given prior to the applicable survival period.


                                   ARTICLE 11
                            TERMINATION AND REMEDIES

     11.1. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

     (a) at any time before the Closing, by the mutual written agreement among the Seller, the Shareholder and the Purchaser;

     (b) at any time before the Closing, by the Purchaser pursuant to Section 5.4(a), or if any of the Seller's or Shareholder's representations or warranties contained in this Agreement were materially incorrect when made or become materially incorrect;

     (c) at any time before the Closing, by the Seller if any of the Purchaser's representations or warranties contained in this Agreement were materially incorrect when made or become materially incorrect;

     (d) at any time before the Closing, by the Seller on the one hand, or by the Purchaser, on the other hand, upon any material breach by other(s) of such other party's covenants or agreements contained in this Agreement and the failure of such other party to cure such breach, if curable, within ten (10) days after written notice thereof is given by the non- breaching party to the breaching party;

     (e) at any time after the date which is 180 days after the date of this Agreement, by the Seller on the one hand, or by the Purchaser on the other hand, upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

     (f) at any time before the Closing, by the Purchaser or Seller if the shareholders of the Shareholder have not approved the transactions contemplated hereby by October 10, 1997.

     11.2. Effect of Termination.

     (a) Subject to Section 11.2(b) of this Agreement, if this Agreement is validly terminated pursuant to Section 11.1, then this Agreement shall forthwith become void, and, subject to such Section 11.2(b), there shall be no liability under this Agreement on the part of the Seller, the Shareholder or the Purchaser and all rights and obligations of each party to this Agreement shall cease; provided, that (i) the provisions with respect to expenses in Section 14.4 shall indefinitely survive any such termination; (ii) the provisions with respect to confidentiality of Section 8.1 shall survive any such termination until it, by its own terms, is no longer operative; (iii) the provision with respect to exclusivity of negotiation in Section 5.9 shall survive for 180 days after such termination, but only if the termination is made by the Purchaser pursuant to
Section 11.1(b), Section 11.1(d) or 11.1(f); and (iv) this Section 11.2 shall indefinitely survive such termination.

     (b) If this Agreement is validly terminated as a result of a misrepresentation or a breach of any warranty made by any party to this Agreement or as a result of a material breach by a party of any of such party's covenants or agreements contained in this Agreement, or, if all conditions to the obligations of a party at Closing contained in Article 6 of this Agreement have been satisfied (or waived by the party entitled to waive such conditions) and such party does not proceed with the Closing, then any and all rights and remedies available to the non-breaching parties, whether under this Agreement, at law or in equity or otherwise shall be preserved and shall survive the termination of this Agreement.


                                   ARTICLE 12
                             POST-CLOSING COVENANTS

     12.1. Further Cooperation. From and after the Closing Date, the Seller and Shareholder shall assist and cooperate with the Purchaser in effecting the orderly transfer of the Purchased Assets to the Purchaser. In addition, at the Purchaser's request from time to time, the Seller and Shareholder shall execute and deliver to the Purchaser such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as the Purchaser reasonably requests to transfer, vest or perfect the Purchaser's rights in and to the Purchased Assets free and clear of all Encumbrances and otherwise to accomplish the orderly transfer of the Purchased Assets to the Purchaser and to consummate the transactions contemplated by this Agreement. In addition, the Seller and Shareholder shall (i) provide or cause to be provided such written information with respect to themselves, (ii) execute and deliver or cause to be executed and delivered such other documents, certificates or instruments, and (iii) take or cause to be taken such actions, in each of the foregoing cases, as the Purchaser, any

Underwriter or any auditor reasonably deems necessary or desirable to complete any audit of the Seller's financial statements (including, but not limited to, the execution of management representation letters to any auditor by the Seller's management or the Shareholder) or in connection with any Purchaser Financing Transaction; provided, that neither the Seller nor the Shareholder shall be required to execute any guaranty of any indebtedness obtained by the Purchaser.

     12.2. Maintenance of Books and Records. For a period of three (3) years after the Closing Date, the Purchaser shall maintain all Books and Records maintained by the Seller on or prior to the Closing Date which are transferred to the Purchaser and shall permit the Seller or the Shareholder or their respective representatives and agents access, at the Seller's or the Shareholder' sole cost and expense, to all such Books and Records, upon reasonable notice by the Seller or the Shareholder, as applicable, and on terms not disruptive to the business, operation or employees of the Purchaser or any of the Purchaser's Affiliates to assist the Seller or the Shareholder, as applicable, in (i) completing any tax or regulatory filings or financial statements required or appropriate to be made by the Seller or the Shareholder after the Closing Date or in completing any of the reasonable and customary business objectives, (ii) prosecuting or defending on behalf of the Seller or the Shareholder any litigation controlled by the Seller or the Shareholder under
Section 10.3(c) of this Agreement or (iii) complying with requests made of the Seller or the Shareholder by any Taxing Authority or any Governmental or Regulatory Authority conducting an audit, investigation or inquiry relating to the Seller's activities during periods prior to the Closing Date. The Seller and the Shareholder will hold all information provided to them pursuant to this
Article 12 (and any information derived therefrom) in confidence to the same extent as required by Section 5.5 of this Agreement with respect to Confidential Information.

     12.3. By Seller and Shareholder. For a period of three (3) years after the Closing Date, the Seller and the Shareholder shall maintain all Books and Records possessed or to be possessed by the Seller and the Shareholder that relate to the Business prior to the Closing Date. The Seller and the Shareholder shall permit the Purchaser or its representatives and agents access, at the Purchaser's sole cost and expense, to all of such Books and Records upon reasonable prior written notice for any reasonable business purpose.

     12.4. Use of Name. From and after the Closing Date, the Seller and the Shareholder shall: (i) sign such consents and take such other actions as the Purchaser shall reasonably request to permit the Purchaser to use the name Spaulding Company, Inc. and all variants thereof (the "Name"); (ii) cease to use the Name; and (iii) take all necessary action to change its corporate and trade to such name or names that are substantially different from and not confusingly similar to the Name.

     12.5. [Intentionally omitted.]

     12.6. Receivables. If, at any time after the Closing Date, the Seller or the Shareholder shall receive any payments on account of any of the Receivables or other rights to payment constituting a part of the Purchased Assets, then the Seller or the Shareholder, as applicable, shall hold such funds in trust for, and shall promptly remit such funds to the Purchaser immediately upon receipt thereof. The Seller hereby, effective from and after the Closing Date, authorizes and grants to the Purchaser (acting through any one or more of the Purchaser's authorized representatives or agents) a power of attorney to endorse the Seller's name on any check or any other remittances received by the Purchaser on account of the Receivables. The foregoing power of attorney is coupled with an interest and is irrevocable.

     12.7. Disclosure. If, subsequent to the effective date of the registration statement relating to the Initial Public Offering and prior to the 25th day after the date of the final prospectus of Purchaser utilized in connection with the Initial Public Offering, the Shareholder or the Seller become aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a representation or warranty of Seller or the Shareholder in this Agreement or would affect any document delivered pursuant hereto in any material respect, the Seller and the Shareholder shall promptly give notice of such fact or circumstance to Purchaser.


                                   ARTICLE 13
                       TAXES RELATING TO PURCHASED ASSETS

     The Seller and the Shareholder shall jointly and severally indemnify and hold harmless the Purchaser from and against all Transfer Taxes. All Taxes on the ownership or use of the Purchased Assets (specifically excluding Taxes measured by the net income of any party) that accrue on or prior to the Closing Date shall be paid by the Seller, and all such Taxes that accrue after the Closing Date shall be paid by the Purchaser; provided, that all such Taxes shall be prorated to the Closing Date. Should Purchaser pay any such Taxes that accrue on or prior to the Closing Date, Seller shall, immediately upon request, pay to Purchaser that portion of such Taxes that accrued prior to the Closing Date.


                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1. Notices. All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14.1, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, to such party at its address set forth below:

               (a) If to the Seller or Shareholder:

                    Mr. Walter Gilbert, Chairman
                    c/o Spaulding Company, Inc.
                    80 Hawes Way
                    Stoughton, MA 02072

                    with a copy to:

                    Palmer & Dodge LLP
                    One Beacon Street
                    Boston, MA  02108
                    Attention:  Jackson W. Wright, Jr.

               (b) If to the Purchaser:

                    DocuNet Inc.
                    715 Matson's Ford Road
                    Villanova, PA  19085

                    with a copy to:

                    Pepper, Hamilton & Scheetz LLP
                    3000 Two Logan Square
                    18th & Arch Streets
                    Philadelphia, PA  19103-2799
                    Attention:  Barry M. Abelson, Esquire

Such notice shall be deemed to be received when delivered if delivered personally, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

     14.2. No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

     14.3. Schedules. All schedules attached to this Agreement are incorporated by reference into this Agreement for all purposes.

     14.4. Expenses. The parties to this Agreement shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel, provided that the fees and expenses of Arthur Andersen LLP in connection with the audit of Seller's June 30, 1997 financial statements shall be borne by the Purchaser (but shall be borne by Seller if the shareholders of the Shareholder do not approve the transactions contemplated hereby by October 10, 1997).

     14.5. Further Assurances. Any or all of the Seller or the Shareholder on the one hand, and the Purchaser on the other hand, shall, at their own respective expense, from time to time upon the request of the other party, execute and deliver, or cause to be executed and delivered, at such times as may reasonably be requested by such other party, such other documents, certificates and instruments and take such actions as such other party deem reasonably necessary to consummate more fully the transactions contemplated by this Agreement.

     14.6. Entire Agreement; Amendment. This Agreement and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.

     14.7. Section and Paragraph Titles. The section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such section or paragraph.

     14.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective heirs, personal representatives, and successors and permitted assigns. Neither the Seller, the Shareholder nor the Purchaser shall have the right to assign this Agreement without the prior written consent of the others, except that Purchaser may assign its rights and obligations under this Agreement prior to the Closing to any wholly-owned Subsidiary of the Purchaser or entity owning all of the capital stock of Purchaser, provided that such assignment shall not relieve the Purchaser of any of its obligations hereunder.

     14.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     14.10. Severability. Any provision of this Agreement (other than those contained in Article 8 of this Agreement, in which case, Section 8.5 of this Agreement shall govern with respect to the invalidity, unenforceability, or illegality of any such provision) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14.11. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania notwithstanding the choice of law rules of Pennsylvania or any other jurisdiction.

     IN WITNESS WHEREOF, the Shareholder, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date first written above.


                                             DOCUNET INC.

                                             By: /s/ Bruce Gillis
                                                _______________________________
                                                      Bruce Gillis


                                             SPAULDING COMPANY, INC.


                                             By: /s/ Mr. Walter Gilbert
                                                _______________________________
                                                      Mr. Walter Gilbert,
                                                      Chairman


                                             SEMCO INDUSTRIES, INC.


                                             By: /s/ Carmen DiMatteo
                                                ________________________________
                                                  Carmen DiMatteo

                                 Schedule 6.2(i)

                                             (____________________) __, 1997

[NAME AND ADDRESS]








Ladies and Gentlemen:

     We have acted as counsel to DocuNet Inc., a Pennsylvania corporation (the "Purchaser"), in connection with the transactions contemplated by that certain [Purchase Agreement] dated as of ______________________, 1997 (the "Purchase Agreement"), among the Purchaser, __________________ , a __________________
corporation (the "Seller"), and ("Stockholder"). This opinion is furnished to you pursuant to Section _________ of the Purchase Agreement.

     In connection with rendering this opinion, we have examined the Purchase Agreement and the Escrow Agreement (collectively the "Transaction Documents"). We have also examined the Articles of Incorporation and Bylaws of the Purchaser. We have also made such examinations of laws, certificates of public officials, instruments, documents, and corporate records and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In such examination we have assumed (i) the genuineness of all signatures on certificates and documents other than those signed by the Purchaser, (ii) the accuracy, completeness and authenticity of all records and documents submitted to us as originals, (iii) the conformity to the original of all documents submitted to us as certified, conformed or photostatic copies, and
(iv) the legal capacity of all natuua1 persons who are parties to the Transaction Documents.

     Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

     Our opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States and we do not purport to express any opinion herein with respect to the laws of any other state or jurisdiction.

     Based on the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that:

     A. The Purchaser is a corporation duly organized validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby.

     B. The execution, delivery and performance of the Transaction Documents have been duly authorized by all requisite corporate action on the part of the Purchaser.

     C. The Transaction Documents have been duly and validly executed by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms.

     D. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, violate the Articles of Incorporation or Bylaws of the Purchaser.

     All of the opinions set forth in this letter are further subject to: (i) the effect of any applicable bankruptcy, insolvency, reorginaztion, fraudulent conveyance, moratorium or other laws affecting or relating to creditors' rights,
(ii) as to any covenants not to compete, the unenforceability of, or limitation on, certain provisions when such provisions are found unreasonable in scope.
(iii) the requirement that, to the extent that provisions of the Transaction Documents and any other documents delivered in connection therewith permit the parties to make certain determinations, such determinations may be subject to a requirement that they be made on a reasonable basis and in good faith, (iv) the effect of general principles of equity, equitable defenses and the discretion of the court regarding the enforcement of remedies (regardless of whether considered in a proceeding in equity or at law), and (v) the unenforceability of or limitation on the enforceability of certain provisions, including without limitation indemnification provisions, when such provisions are found to be contrary to public policy.

     This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

     Our opinion, as expressed herein, is solely for the benefit of the addressees, their successors and assigns, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person.



                                        PEPPER, HAMILTON & SCHEETZ LLP



                                        _______________________________
                                        A Partner

                                    EXHIBIT A
                       Assignment and Assumption Agreement



To be delivered at a later date.

                                    EXHIBIT B
                                  Bill of Sale



To be delivered at a later date.

                                 Schedule 1.54A


                                      Lease

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     This Escrow Agreement ("Agreement") dated as of this ____ day of ______, 1997, by and among Semco Industries, Inc., a Massachusetts corporation ("Seller"), DocuNet Inc., a Pennsylvania corporation ("Purchaser") and ______ (the "Escrow Agent"). The Purchaser, the Seller and the Escrow Agent are sometimes collectively referred to herein as the "Parties" and individually as a "Party."


                              W I T N E S S E T H :

     WHEREAS, pursuant to the Purchase Agreement (as hereinafter defined), it is a condition to the consummation of the transactions contemplated thereby that at the Closing, this Escrow Agreement be entered into by the Parties.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and of other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

         1. Definitions. All defined or capitalized terms used in this Agreement will have the meanings set forth in the Purchase Agreement unless such terms are defined herein or unless the context clearly indicates to the contrary.

              (a) Common Stock shall mean the common stock, $ ____ par value, of the Purchaser.

              (b) Market Price shall mean the average closing price of Common Stock during the twenty (20) day trading period immediately preceding the Price Determination Date.

              (c) Price Determination Date shall mean any date on which (i) payment of an Indemnity Amount (as hereinafter defined) is made, (ii) payment of a Covered Amount (as hereinafter defined) is made or (iii) an additional deposit of Common Stock to restore the Combined Value (as hereinafter defined) to the Threshold Value is made.

              (d) Purchase Agreement shall mean that certain Stock Purchase Agreement, Asset Purchase Agreement or Agreement and Plan of Reorganization, as the case may be, between the Seller and the Purchaser.

              (e) Purchase Price shall mean the amount payable by the Purchaser pursuant to Article 2 of the Purchase Agreement.

              (f) Share Value shall mean the lesser of (i) the Initial Public Offering Price or (ii) the Market Price.

         2. Appointment of Escrow Agent. The Purchaser and the Seller hereby appoint the Escrow Agent as the escrow agent for the purposes set forth herein and the Escrow Agent hereby accepts such appointment on the terms herein provided. The Escrow Agent hereby acknowledges receipt from the other Parties of an executed copy of the Purchase Agreement.

         3. Deposit of Escrow Account. Pursuant to Article 2 of the Purchase Agreement, there is being deposited into an account (the "Escrow Account") maintained by the Escrow Agent either (i) a number of shares of Common Stock valued at the Initial Public Offering Price, (ii) cash or (iii) a combination of Common Stock and cash comprising part of the Purchase Price equal to $_______, (the "Threshold Value"). The Escrow Account will be held, invested, reinvested and disbursed by Escrow Agent in accordance with the terms hereof.

         4. Additional Deposits. In the event that the combined (i) value of any shares of Common Stock (valued at the Initial Public Offering Price) which may be on deposit in the Escrow Account and (ii) the amount of cash which may be on deposit in the Escrow Account ("Cash Value") (collectively, the "Combined Value") falls below the Threshold Value, due to payment from the Escrow Account pursuant to a Purchase Price adjustment pursuant to Article 2 of the Purchase Agreement, the Seller shall, within one (1) business day, deposit additional shares of Common Stock or cash, as the case may be, to the Escrow Account in an amount such that the Combined Value in the Escrow Account equals the Threshold Value.

         5. Pledge of Common Stock; Restriction on Transferability.

              (a) In the event that the Escrow Account includes shares of Common Stock, each Seller hereby pledges for the benefit of the Purchaser, and grants the Purchaser a security interest in, such deposited Common Stock. In addition, each Seller depositing Common Stock in the Escrow Account has also delivered to the Escrow Agent stock powers endorsed in blank with respect to the deposited Common Stock registered in the name of such Seller. The Escrow Agent shall hold all such deposited Common Stock, not as an agent of Seller, but rather as a pledgeholder.

              If blank stock powers with respect to any Common Stock deposited into the Escrow Account and registered to the Seller are delivered by the Escrow Agent to the Purchaser, Seller shall promptly deliver to the Escrow Agent stock powers endorsed in blank with respect to the remaining Common Stock on deposit in the Escrow Account (together with stock powers with respect thereto endorsed in blank), pledged to the Purchaser.

              (b) In the event that the Escrow Account includes shares of Common Stock, each such certificate representing Common Stock on deposit therein shall have the following legend noted conspicuously thereon:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIEN IN FAVOR OF THE ISSUER PURSUANT TO THAT CERTAIN ESCROW AGREEMENT DATED ________ ___, 1997 BY AND AMONG THE PURCHASER, CERTAIN PERSONS, AND
          ___________ AS ESCROW AGENT. THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER UNTIL RELEASED FROM SUCH RESTRICTIONS IN ACCORDANCE WITH THE TERMS OF SUCH ESCROW AGREEMENT.

              (c) Up until any disbursement of any shares of Common Stock deposited into the Escrow Account, Seller shall be entitled to vote said shares in any meeting of shareholders, and shall be entitled to all dividends paid thereon.

         6. Purpose of the Escrow Account.

              (a) Adjustments to Purchase Price. To the extent provided in
Article 2 of the Purchase Agreement, the Parties have specified a mechanism for the final determination of the Purchase Price of the Company (the "Purchase Price Provision"). The amounts that may be payable by the Seller to the Purchaser under the Purchase Price Provision are herein called the "Covered Amounts." One purpose of the Escrow Account is, to the extent herein provided, to provide a source of funds for the payment of the Covered Amounts.

              (b) Indemnification. The Escrow Account further serves to secure the indemnification obligations of the Seller under Article 10 of the Purchase Agreement (the "Indemnification Provision"). The amounts that may be payable to the Purchaser under the Indemnification Provision are herein called the "Indemnity Amounts."

         7. Application of Escrow Account. The Escrow Account will be retained by the Escrow Agent and shall be distributed as follows:

              (a) Adjustments to Purchase Price. Upon the final determination of the Purchase Price pursuant to Article 2 of the Purchase Agreement, the Seller and the Purchaser shall give a joint written notice to the Escrow Agent indicating whether and to what extent the Escrow Account is to be disbursed to the Purchaser and on receipt of such joint instructions, the Escrow Agent shall disburse the Escrow Account in accordance with such instructions. The Seller and the Purchaser agree to cause the Escrow Account to be disbursed so as to give effect to the final determination of the Purchase Price pursuant to Article 2 of the Purchase Agreement.

              (b) Indemnification. In the event the Purchaser suffers an Indemnifiable Loss and is entitled to payment of an Indemnity Amount, the Seller and Purchaser shall give a joint written notice to the Escrow Agent directing that a combination of cash and Common Stock (valued at the Share Value) equal to the Indemnity Amount be disbursed from the Escrow Account and on receipt of such joint instructions, the Escrow Agent shall so disburse such Indemnity Amount.

         8. Investment of Escrow Account. As soon as possible after its receipt of the Escrow Account, the Escrow Agent shall invest any cash deposited in the Escrow Account (the "Cash Investment") as set forth on Exhibit "A" attached hereto, or as otherwise directed in writing from time to time by the Seller. All income earned on the Cash Investment will be owned by the Seller and shall be distributed at least once every 365 days. The Escrow Agent will not be liable or responsible for any loss resulting from any investment or reinvestment made as provided in this Agreement at the written direction of the Seller.

         9. Liability of the Escrow Agent. The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement. The Escrow Agent will not make any payment or disbursement from or out of the Escrow Account except as provided by this Agreement. The Escrow Agent may rely upon and act upon any instrument received by it pursuant to the provisions of this Agreement which it reasonably believes to be in conformity with the requirements of this Agreement. The Escrow Agent agrees to use the same degree of care and skill as is customary for an escrow agent in similar circumstances. The Escrow Agent will not be liable for any action taken or not taken by it under the terms hereof in the absence of breach of its obligations hereunder or gross negligence or willful misconduct on its part.

     In receiving the amounts deposited into the Escrow Account, the Escrow Agent acts only as a depository for the Purchaser and the Seller and assumes no responsibility except pursuant to the provisions of this Agreement. No withdrawals shall be permitted from the Escrow Account except as provided herein or as required by law or court order.

     All of the terms and conditions in connection with the Escrow Agent's duties and responsibilities, and the rights of the Purchaser and the Seller or anyone else, with respect to the Escrow Account, are contained solely in this Agreement and in any signature card required by the Escrow Agent pertaining to the Escrow Account, and the Escrow Agent is not expected or required to be familiar with the provisions of any other agreement, and shall not be charged with any responsibility or liability in connection with the observance of the provisions of any such other agreement.

     The Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it, and shall be fully protected in so acting or in refraining from acting upon the advice of such counsel.

     Except as herein expressly provided, none of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability or expense in the performance of any of its duties hereunder.

     The Escrow Agent is hereby authorized to comply with and obey all orders, judgements, decrees or writs entered or issued by any court, and in the event the Escrow Agent obeys or complies with any such order, judgment, decree or writ of any court, in whole or in part, it shall not be liable to any of the Parties hereto, nor to any other person or entity, by reason of such compliance, notwithstanding that it shall be determined that any such order, judgment, decree or writ be entered without jurisdiction or be invalid for any reason or be subsequently reversed, modified, annulled or vacated.

     Should any controversy arise between the Purchaser and the Seller or between the Seller, the Purchaser and any other person or entity with respect to this Agreement, or with respect to the ownership of or the right to receive any sums from the Escrow Account, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the Parties.

     The Purchaser and the Seller agree that the Escrow Agent is acting solely as an escrow agent hereunder and not as a trustee, and that the Escrow Agent has no fiduciary duties, obligations or liabilities under this Agreement.

         10. Indemnification of the Escrow Agent. The Seller and the Purchaser will indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys' fees) the Escrow Agent may sustain by reason of its service as escrow agent hereunder, except to the extent such loss, cost, damage or expense (including reasonable attorneys' fees) was incurred solely by reason of such acts or omissions for which the Escrow Agent is liable or responsible under Section 9 hereunder.

         11. Fees of Escrow Agent. All fees, if any, of the Escrow Agent for service as escrow agent hereunder shall be paid by the Purchaser.

         12. Designations. The Seller and the Purchaser may each, by notice to the Escrow Agent, designate one or more persons who will execute notices and from whom the Escrow Agent may take instructions hereunder or to whom the Escrow Agent may give notices. Such designations may be changed from time to time upon notice to Escrow Agent from the respective parties. The Escrow Agent will be entitled to rely conclusively on any action taken by such persons or their respective successor designees.

         13. Resignation of the Escrow Agent. The Escrow Agent may resign as escrow agent by giving each of the Parties not less than thirty (30) days' prior written notice of the effective date of such resignation. If on or prior to the effective date of such resignation the Escrow Agent has not received joint written instructions from the parties hereto, it will thereupon deposit the Escrow Account into the registry of a court of competent jurisdiction. The Parties intend that a substitute escrow agent will be appointed to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent's resignation, and if the Purchaser and the Seller cannot agree on a substitute escrow agent, they will use their best efforts to derive a procedure to appoint a substitute escrow agent.

         14. Notices. All notices, requests, instructions and demands which may be given by any party hereto to any other party in the course of the transactions herein contemplated will be given to each party hereto, will be in writing, will be delivered by posting in the United States mail, certified mail, return receipt requested, addressed to the respective parties as set forth below, and will be deemed given when actually received.

         A. If to Purchaser:

              DocuNet Inc.
              715 Matson's Ford Road
              Villanova, PA 19085


            With a copy to:

              Pepper, Hamilton & Scheetz LLP
              3000 Two Logan Square
              18th & Arch Streets
              Philadelphia, PA 19103
              Attention: Barry M. Abelson, Esquire

         B. If to Seller:

              Mr. Walter Gilbert, Chairman
              c/o Spaulding Company, Inc.
              80 Hawes Way
              Stoughton, MA 02072

            With a copy to:

              Palmer & Dodge LLP
              One Beacon Street
              Boston, MA 02108
              Attention: Jackson W. Wright, Jr., Esquire

         C. If to the Escrow Agent:

            With a copy to:



     Copies of any notices sent by the Escrow Agent shall be sent to all other parties hereto.

         15. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

         16. Amendment and Termination. This Agreement may be amended or canceled by and upon written notice to the Escrow Agent at any time given jointly by the Purchaser and the Seller, but the duties and responsibilities of the Escrow Agent may not be increased without its consent.

         17. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         19. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and will not be used in construing it.

         20. Term. The escrow established by this Agreement shall continue until the earlier of (i) the mutual agreement of the Parties or (ii) one hundred eighty (180) days following the Closing whereupon all amounts and shares of Common Stock then on deposit in the Escrow Account shall be paid and delivered to the Seller; provided, however, that in the event there is an asserted but unresolved claim ("Claim") pursuant to Article 2 or Article 10 of the Purchase Agreement on such 180th day, then any combination of cash and Common Stock (valued at the Share Value) equal, in combination, to the amount of any and all such Claims shall remain in the Escrow Account. Such cash and/or Common Stock so remaining in the Escrow Account shall remain subject to this Agreement until the final resolution of the applicable Claim(s) that required the retention of such cash and/or Common Stock; provided, however, that in all events all Common Stock held in the Escrow Account shall be distributed to the Seller within five (5) years from the Closing and, to the extent such Common Stock is distributed, Seller shall replenish the Escrow Account with cash in a like amount, valued at the Share Value.

     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the day and year first above written.


                                            DOCUNET INC.


                                            By:________________________________
                                               Name:
                                               Title:


                                            SEMCO INDUSTRIES, INC.


                                            By:________________________________


                                            [ESCROW AGENT]



                                            By:________________________________
                                               Name:
                                               Title: